FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION STATEMENT NO. 333-207740

RESOURCE APARTMENT REIT III, INC.

SUPPLEMENT NO. 10 DATED NOVEMBER 3, 2016

TO THE PROSPECTUS DATED APRIL 29, 2016

This document supplements, and should be read in conjunction with, the prospectus of Resource Apartment REIT III, Inc. dated April 29, 2016, as supplemented by Supplement No. 1 dated May 25, 2016, Supplement No. 2 dated June 14, 2016, Supplement No. 3 dated June 30, 2016, Supplement No. 4 dated August 4, 2016, Supplement No. 5 dated August 17, 2016, Supplement No. 6 dated August 24, 2016, Supplement No. 7 dated September 13, 2016, Supplement No. 8 dated October 7, 2016 and Supplement No. 9 dated October 13, 2016. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	a change to the taxable year in which we intend to qualify as a real estate investment trust;

•	updated disclosure in the “Prospectus Summary;”

•	updated risk factors;

•	updated disclosure under “Management;”

•	an updated “Management Compensation” table;

•	updated disclosure under “Conflicts of Interest;”

•	updated disclosure under “Investment Objectives and Policies;”

•	an updated “Prior Performance Summary;”

•	updated disclosure under “Federal Income Tax Considerations;”

•	updated disclosure under “Description of Shares;”

•	updated disclosure under “Plan of Distribution;” and

•	updated “Prior Performance Tables.”

REIT Qualification

Throughout the prospectus, it is disclosed that we intend to qualify as a REIT beginning with the taxable year ending December 31, 2016. We have determined that we do not intend to qualify as a REIT until the taxable year ending December 31, 2017. All references to our first year of REIT qualification in the prospectus are updated accordingly.

Prospectus Summary

The following disclosure replaces the eighth, ninth and tenth bullet points under “Are there any risks involved in an investment in your shares?” on page 5 of the prospectus.

•	There is no limit on the amount we can borrow to acquire a single real estate investment, but pursuant to our charter, we may not leverage our assets with debt financing such that our borrowings would be in excess of 300% of our net assets unless a majority of the members of our conflicts committee finds justification for borrowing a greater amount. Examples of such a justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. Based on current lending market conditions, we believe we will leverage our assets in an amount equal to 55% to 60% of the cost of our assets.

•	Our charter prohibits the ownership of more than 9.8% of our common stock, unless exempted by our board of directors (subject to the satisfaction of certain conditions precedent), which may inhibit transfers of our common stock and large investors from desiring to purchase your shares of common stock.

•	We have issued to our advisor 50,000 shares of our convertible stock, which we may refer to as “convertible stock.” The convertible stock is non-voting, is not entitled to any distributions and is a separate class of stock from the common stock to be issued in this offering. Under limited circumstances, these shares may be converted into shares of our Class A common stock, satisfying our obligation to pay our advisor an incentive fee and diluting our stockholders’ interest in us. Generally, our convertible stock will convert into shares of Class A common stock when one of two events occurs. First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 6% cumulative, non-compounded, annual return at that price. Alternatively, the convertible stock will convert on the 31st trading day after listing, if we list our shares of common stock on a national securities exchange or we consummate a merger pursuant to which the consideration received by our common stockholders is securities of another issuer that are listed on a national securities exchange. Our advisor can influence whether and when our common stock is listed for trading on a national securities exchange or our assets are liquidated, and their interests in our convertible stock could influence their judgment with respect to listing or liquidation.

The following disclosure replaces the first, second and sixth bullet points under “What is the experience of your sponsor?” on pages 7 and 8 of the prospectus.

•	Resource Real Estate manages a portfolio of multifamily rental properties and other real estate assets valued at approximately $4.1 billion as of December 31, 2015, of which approximately $323.7 million represents value add multifamily rental properties. “Value add” multifamily properties generally consist of Class B properties built in the 1970s and 1980s that are in need of strong management and capital and located in cities with demonstrable job growth. Resource Real Estate and its affiliates have been acquiring and managing these types of assets for over ten years. Our advisor uses Resource Real Estate’s knowledge and experience in the industry to assist us in meeting our investment objectives of locating, acquiring and renovating underperforming properties to turn them into stable cash flowing assets.

•

Resource Real Estate and its affiliates have been active in the real estate asset market since 1991, acquiring and disposing of assets representing approximately $3.0 billion in value as of December 31, 2015. Historically, Resource Real Estate’s affiliates focused on the purchase of non-performing commercial real estate loans at discounts to their outstanding loan balances and the appraised value of their underlying properties. As a result of many programs and products, Resource Real Estate has a breadth of experience in the acquisition, ownership, management and resolution of real estate assets. Our advisor uses Resource Real Estate’s knowledge and experience in the real estate asset marketplace to assist us in meeting our investment objectives.

•	Resource Real Estate Management, Inc., d/b/a “Resource Residential,” an affiliate of our sponsor, is a property management company that, as of December 31, 2015, manages 64 multifamily rental properties for our sponsor in 20 states with over 17,000 units. It has over 450 employees. The senior managers and employees of Resource Residential, acting through Resource Apartment Manager III, will assist in providing property management as well as construction management services to us.

The following disclosure replaces the disclosure under “Will you use leverage?” on page 8 of the prospectus.

We may use leverage for our assets and may obtain such leverage in one of three ways: (1) REIT-level financing, (2) individual investment financing and (3) seller financing. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings would be in excess of 300% of our net assets unless a majority of our conflicts committee finds justification for borrowing a greater amount. Examples of such a justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. Based on current lending market conditions, we expect to leverage our assets in an amount equal to 55% to 60% of the cost of our assets.

The following table replaces the table under “What are the fees that you will pay to the advisor and its affiliates?” beginning on page 12 of the prospectus.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering

Organization and Offering Stage
Selling Commissions	Resource Securities	We will pay selling commissions to our dealer manager of up to 7% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers from the sale of Class A common stock and up to 2% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers from the sale of Class T common stock. No selling commissions are payable on Class A or Class T shares sold under the distribution reinvestment plan. Resource Securities, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$65,000 ($35,000 for Class A shares and $30,000 for Class T shares) / $32,500,000 ($17,500,000 for Class A shares and $15,000,000 for Class T shares)

Dealer Manager Fee	Resource Securities	Up to 3% of the gross offering proceeds from the sale of Class A and Class T common stock, except no dealer manager fee is payable on Class A or Class T shares sold under the distribution reinvestment plan. Resource Securities may reallow to any participating broker-dealer a portion of the dealer manager fee attributable to that participating broker-dealer as a marketing fee. See “Plan of Distribution.”	$60,000 ($15,000 for Class A shares and $45,000 for Class T shares) / $30,000,000 ($7,500,000 for Class A shares and $22,500,000 for Class T shares)

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering

Other Organization and Offering Expenses	Resource REIT Advisor or its affiliates	Pursuant to the terms of our advisory agreement, once we raise the minimum offering amount, we will reimburse our advisor for organization and offering expenses it may incur on our behalf, but only to the extent that such reimbursement does not cause organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee) to exceed 4% of gross offering proceeds as of the termination of this offering if we raise less than $500 million in the primary offering, and 2.5% of gross offering proceeds as of the termination of this offering if we raise $500 million or more in the primary offering. However, if we raise the maximum offering amount in the primary offering, we expect organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee) to be $10,000,000 or 1% of gross offering proceeds. These organization and offering expenses include all actual expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee), including reimbursements to our advisor for the portion of named executive officer salaries allocable to activities related to this offering, to be incurred on our behalf and paid by us in connection with the offering.	$80,000 / $10,000,000

Acquisition and Development Stage

Acquisition Fees	Resource REIT Advisor or its affiliates	2% of the cost of investments acquired by us, or the amount funded by us to acquire or originate loans, including acquisition expenses and any debt attributable to such investments. The computation of acquisition fees paid to the advisor also will include amounts incurred or reserved for capital expenditures that will be used to provide funds for capital improvements and repairs that may be serviced by affiliates of Resource REIT Advisor, applied to any real property investment acquired where we plan to add value.

$35,000 (minimum offering and no debt)/

$64,506 (minimum offering and leverage of 60% of the cost of our investments) / $18,088,235 (maximum offering and no debt)/

$43,618,560 (maximum offering and leverage of 60% of the cost of our investments)

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering

Acquisition Expenses	Resource REIT Advisor or its affiliates	Subject to the limitations contained in our charter, reimbursement for all out-of-pocket expenses incurred in connection with the selection and acquisition of properties or other real estate-related debt investments, whether or not we ultimately acquire the property or other real estate-related debt investment. We estimate these expenses will be approximately 0.5% of the contract purchase price of each property.

$8,706 (minimum offering and no debt)/

$16,046 (minimum offering and leverage of 60% of the cost of our investments) / $4,499,561 (maximum offering and no debt)/

$10,850,388 (maximum offering and leverage of 60% of the cost of our investments)

Debt Financing Fee	Resource REIT Advisor or its affiliates	0.5% of the amount of any debt financing obtained or assumed; provided, however, that the sum of the debt financing fee, the construction management fee paid to our property manager and its affiliates and the acquisition fees and expenses described above may not exceed 6.0% of the contract price of the property unless a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction determines that such fee is commercially competitive, fair and reasonable to us. In no event will the debt financing fee be paid more than once in respect of the same debt. For example, upon refinancing, our advisor would only receive 0.5% of the incremental amount of additional debt financing obtained in the refinancing.	Actual amounts are dependent upon the amount of any debt financed and upon many other factors, such as whether the debt is incurred in connection with the acquisition of a property or subsequent to the acquisition and therefore cannot be determined at the present time.

Construction Management Fee	Resource Apartment Manager III or its affiliates	If requested to provide construction management services for new capital improvements (and not maintenance or repairs), a construction management fee shall be paid in an amount equal to 5.0% of actual aggregate cost of the redevelopment construction; provided, however, that the sum of the construction management fee paid to our property manager and its affiliates, the debt financing fee and the acquisition fee described above, and acquisition expenses may not exceed 6.0% of the contract price of the property unless a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction determines that such fee is commercially competitive, fair and reasonable to us.	Actual amounts are dependent upon usual and customary construction management fees for particular projects and therefore the amount cannot be determined at the present time.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering

Operational Stage

Distribution and Shareholder Servicing Fee	Resource Securities

An annual fee of 1% of the purchase price (or, once reported, the amount of our estimated net asset value, or NAV) per share of Class T common stock sold in the primary offering for five years from the date on which each share is issued. In the event that payment of the distribution and shareholder servicing fee does not cease in connection with one of the events discussed below, the total distribution and shareholder servicing fees paid with respect to a Class T share will be equal to 5% of the purchase price per share (or, once reported, the amount of our estimated NAV) of such share. The distribution and shareholder servicing fee will accrue daily based on the number of outstanding Class T shares on each day that were sold in the primary offering and the purchase price (or then-current NAV, once reported) of such shares. We will not pay distribution and shareholder servicing fees to the dealer manager with respect to shares sold under our distribution reinvestment plan, although the expense of the distribution and shareholder servicing fee payable with respect to Class T shares sold in our primary offering will be allocated among all Class T shares, including those sold under our distribution reinvestment plan. We pay the distribution and shareholder servicing fees monthly in arrears. Our dealer manager may reallow the distribution and shareholder servicing fee to participating broker-dealers or other broker-dealers that are servicing investors’ accounts except as described in the plan of distribution.

We will cease paying the distribution and shareholder servicing fee on each Class T share prior to the fifth anniversary of its issuance on the earliest of the following, should any of these events occur: (i) the date after the termination of the primary offering at which, in the aggregate, underwriting compensation from all sources equals 10% of the gross proceeds from our primary offering; (ii) the date on which we list our common stock on a national securities exchange; and (iii) the date of a merger or other extraordinary transaction in which we are a party and in which our common stock is exchanged for cash or other securities. We cannot predict if or when any of these events will occur.

$15,000 annually, and $75,000 in total/ $7,500,000 annually, and $37,500,000 in total.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering

Property Management/ Debt Servicing Fees	Resource Apartment Manager III or its affiliates

With respect to real property investments, 4.5% of the actual gross cash receipts from the operation of the property; provided that for properties that are less than 75% occupied upon taking possession or if our business plan includes reducing occupancy to less than 75% during the first year thereafter, the property manager will receive a minimum property management fee for the first 12 months of ownership in an amount equal to $40 per unit per month for multifamily rental properties or $0.05 per square foot per month for other types of properties.

With respect to real estate-related debt investments managed by our property manager or its affiliates, 2.75% of gross interest received from these investments. The fee attributable on our real estate-related debt investments will cover our property manager’s services in monitoring the performance of our real estate-related debt investments, including (i) collecting amounts owed to us, (ii) reviewing on an as-needed basis the properties serving, directly or indirectly, as collateral for the real estate-related debt investments, the owners of those properties and the markets in general and (iii) maintaining escrow accounts, monitoring advances, monitoring loan covenants and reviewing insurance compliance.

For properties or debt investments managed by third parties, the property manager will receive the property management fee or debt servicing fee and pay the third party directly from that fee an amount for managing the property or debt investment. If we or our operating partnership foreclose or otherwise take title to the real property underlying our real estate-related debt investments, our property manager or its affiliates will thereafter be entitled to receive a property management fee instead of a debt servicing fee. Our property manager may, in its discretion, from time to time defer payment of and accrue all or any portion of these property management and debt servicing fees.

Actual amounts are dependent upon gross revenues of specific properties and actual management fees or property management fees or will be dependent upon the total equity and debt capital we raise and the results of our operations and therefore cannot be determined at the present time.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering

Asset Management Fee	Resource REIT Advisor or its affiliates

Prior to the reporting of our estimated NAV, the monthly asset management fee will be equal to one-twelfth of 1.0% of the cost of our assets, without deduction for depreciation, bad debts or other non-cash reserves. For purposes of this calculation, “cost” will equal the amount actually paid (including acquisition fees and expenses) to purchase each asset we acquire, including any debt attributable to the asset, provided that, with respect to any properties we develop, construct or improve, cost will include the amount budgeted or expended by us for the development, construction or improvement of an asset. The asset management fee will be based only on the portion of the cost attributable to our investment in an asset if we do not own all or a majority of an asset and do not control the asset. After we report our estimated NAV, the monthly asset management fee will be equal to one-twelfth of 1.0% of the most recently determined value of our assets.

The portion of the asset management fee payable to our advisor for any investment acquired or disposed of in a given month will be prorated by using a numerator equal to the number of days such investment is owned during the month (including the full day of closing for investments acquired), divided by a denominator equal to the total number of days in such month. The asset management fee for each month will be due and payable to our advisor on or about the last day of such month.

The actual amounts are dependent upon the total equity and debt capital we raise and the results of our operations; we cannot determine these amounts at the present time.

Other Operating Expenses	Resource REIT Advisor or its affiliates	We reimburse the expenses incurred by our advisor in connection with its provision of services to us, including our allocable share of costs for advisor personnel and overhead, including allocable personnel salaries and other employment expenses. However, we will not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition fees or disposition fees. Such reimbursements may include reimbursements for our allocable share of the salaries and benefits paid to our executive officers as employees of our advisor.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering

Disposition Fees	Resource REIT Advisor or its affiliates	For substantial assistance in connection with the sale of investments, we will pay our advisor or its affiliates the lesser of (i) one-half of the aggregate brokerage commission paid or, if none is paid, the amount that customarily would be paid at market rate or (ii) 2.0% of the consideration received for the sale of each real estate investment, loan, debt-related security, or other investment sold (including mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction); however, no disposition fee will be payable for any sale of all or substantially all of our assets in one or more transactions designed to effectuate a business combination transaction. The conflicts committee will determine whether the advisor or its affiliate has provided substantial assistance to us in connection with the sale of an asset. We will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other real estate-related debt investment; however, if we take ownership of a property as a result of a workout or foreclosure of a loan or we provide substantial assistance during the course of a workout, we will pay a disposition fee upon the sale of such property or disposition of such loan or other real estate-related debt investment.	Actual amounts are dependent upon aggregate asset value and therefore cannot be determined at the present time.

Common Stock Issuable Upon Conversion of Convertible Stock	Resource REIT Advisor

Our convertible stock will be of no value unless our common stockholders realize or have an opportunity to realize a stated minimum return as a result of our cumulative distributions or the trading price of our shares on a national securities exchange. As a result, our convertible stock is economically similar to a back-end incentive fee, which many other non-traded REITs have agreed to pay to their external advisors.

Our convertible stock will convert into shares of Class A common stock on the earlier of one of two events. First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 6% cumulative, non-compounded, annual return at that price. Alternatively, the convertible stock will convert 31 trading days after the date on which we list our shares of common stock on a national securities exchange or consummate a merger in which the consideration received by our common stockholders is securities of another issuer that are listed on a national securities exchange. Each of these two events is a “Triggering Event.” For more information, see “Description of Shares—Convertible Stock.”

Actual amounts depend on the value of our company at the time the convertible stock converts or becomes convertible and therefore cannot be determined at the present time.

The following disclosure replaces the first paragraph under “If I buy shares, will I receive distributions and how often?” on page 19 of the prospectus.

We have not paid any distributions as of the date of this prospectus. We expect our board of directors to authorize and declare distributions based on daily record dates, and we expect to pay these distributions on a monthly basis. Thus, once we commence paying distributions, you will begin accruing distributions immediately upon our acceptance of your subscription. We have not established a minimum distribution level. Unless our board of directors determines that is not in our best interest to qualify as a REIT, our board of directors shall endeavor to declare and pay such dividends and other distributions as shall be necessary for us to qualify as a REIT under the Internal Revenue Code. Our charter does not require that we make distributions to our stockholders; however, we expect our board of directors to consider the payment of a monthly cash distribution after we make our first real estate investment. We may also make stock distributions. The timing and amount of distributions will be determined by our board of directors in its sole discretion and may vary from time to time. No distributions will be made with respect to shares of convertible stock.

The following disclosure replaces the disclosure under “Are there any special restrictions on the ownership or transfer of shares?” on page 24 of the prospectus.

Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors (subject to the satisfaction of certain conditions precedent). These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code. Our charter also limits your ability to sell your shares unless (i) the prospective purchaser meets the suitability standards in our charter regarding income and/or net worth and (ii) unless you are transferring all of your shares and the transfer complies with the minimum purchase requirements.

Risk Factors

The following risk factor replaces the existing risk factor under “Risks Related to an Investment in Us” on page 35 of the prospectus.

Our rights and the rights of our stockholders to recover claims against our directors and officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that our directors and officers will not be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless our directors are negligent or engage in misconduct or our independent directors are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce our and your recovery from these persons if they act in a negligent manner. Our charter also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employment benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. See “Management—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” for a detailed discussion of the limited liability of our directors, officers, employees and other agents.

The following risk factor replaces the existing risk factor under “Risks Related to an Investment in Us” on page 36 of the prospectus.

We may experience adverse business developments or conditions similar to those affecting certain programs sponsored by our sponsor, which could limit our ability to make distributions and decrease the value of your investment.

Certain programs sponsored by our sponsor or its affiliates have experienced lower than originally expected cash flows from operations. The recession that occurred during 2008 through 2011 made it significantly more difficult for multifamily property owners, including the multifamily real estate funds sponsored by our sponsor or its affiliates, to increase rental rates to planned levels and maintain occupancy rates during periods of unprecedented nationwide job losses. For 2004 and 2007, Resource Real Estate Investors, L.P. had negative cash flow from operations of $111,874 and $206,885, respectively. During 2005, 2007, and 2008, Resource Real Estate Investors, L.P. utilized $271,012, $541,776, and $148,246, respectively, from reserves to supplement cash flow from operations. During 2006, 2007 and 2008, Resource Real Estate Investors II, L.P. utilized $916,459, $250,704 and $207,219, respectively, from reserves to supplement cash flow from operations. For Resource Real Estate Investors III, L.P., cash flow deficiencies occurred at one of the fund properties due to third-party property management issues and the delay in receiving tax refunds from tax appeals on two fund properties located in Texas during 2007 and 2008. During 2007 and 2008, Resource Real Estate Investors III, L.P. utilized $723,343 and $157,192, respectively, from reserves to supplement cash flow from operations. For Resource Real Estate Investors IV, L.P., cash flow deficiencies occurred at some of the fund properties during 2008 and 2009. During 2008, Resource Real Estate Investors IV, L.P. utilized $11,370 from reserves to supplement cash flow from operations. For Resource Real Estate Investors V, L.P., cash flow deficiencies have occurred at some of the properties in the fund due to third party property management issues. For Resource Real Estate Investors 6, L.P., cash flow deficiencies occurred during 2008 through 2011 due to a drop in occupancy at one of the fund properties due to sizable layoffs at a large employer located across the street from that property. During 2008 through 2011, Resource Real Estate Investors 6, L.P. utilized $272,241, $1,996,456, $634,752 and $513,627, respectively, from reserves to supplement cash flow from operations. During 2009 through 2011, Resource Real Estate Investors 7, L.P. utilized $237,731, $545,099, and $257,892, respectively, from reserves to supplement cash flow from operations. Unforeseen circumstances described below under “Prior Performance Summary—Adverse Business Developments or Conditions” have caused different programs to experience temporary cash flow deficiencies at various times. Similarly, unforeseen adverse business conditions may affect us and, as a result, your overall return may be reduced.

The following risk factor is added under “Risks Related to an Investment in Us.”

Negative publicity regarding us, Resource Real Estate or Resource America may negatively impact our ability to attract and retain tenants at our properties, which may decrease the value of our investments and weaken our operating results.

Negative publicity with respect to our business or the business of Resource Real Estate or Resource America may make it more difficult for us to attract and retain tenants at the real estate properties we may acquire. Our inability to attract and retain tenants at our properties may adversely affect the income produced by our properties and, consequently, may decrease the value of our investments and weaken our operating results. Such events may decrease the amount of cash available to us to distribute to you and could negatively affect your return on investment.

The following risk factor replaces the existing risk factor under “Risks Related to This Offering and Our Corporate Structure” on page 44 of the prospectus.

Holders of Class T shares purchased earlier in this offering will bear a greater expense from distribution and shareholder servicing fees than those holders of Class T shares purchased later in this offering.

We will pay our dealer manager an annual fee of 1% of the purchase price (or, once reported, the amount of our estimated net asset value, or NAV) per share of Class T common stock sold in the primary offering for five years from the date on which each share is issued. We will cease paying the distribution and shareholder servicing fee on each Class T share prior to the fifth anniversary of its issuance on the earliest of the following, should any of these events occur: (i) the date after the termination of the primary offering at which, in the aggregate, underwriting compensation from all sources equals 10% of the gross proceeds from our primary offering; (ii) the date on which we list our common stock on a national securities exchange; and (iii) the date of a merger or other extraordinary transaction in which we are a party and in which our common stock is exchanged for cash or other securities. We cannot predict if or when any of these events will occur.

In the case of a Class T share purchased in the primary offering at a price equal to $9.47, the maximum distribution and shareholder servicing fee that may be accrued on that Class T share will equal approximately $0.47. However, because we will only completely cease paying the distribution and shareholder servicing fee on the earliest of the dates described above, such fee will accrue daily on all outstanding Class T shares that were purchased in the primary offering within the previous five years of such date. The expense of the distribution and shareholder servicing fee payable with respect to Class T shares sold in our primary offering will be allocated among all outstanding Class T shares, including those sold under our distribution reinvestment plan and those sold in our primary offering more than five years ago on which we have ceased paying distribution and shareholder servicing fees. As a result, holders of Class T shares purchased earlier in this offering will bear a greater expense from distribution and shareholder servicing fees than those holders of Class T shares purchased later in this offering.

Management

The following disclosure replaces the second and third paragraphs under “Board of Directors” on page 77 of the prospectus.

Our charter provides that a majority of the directors must be independent directors. Currently, we have three independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of our advisor, the sponsor or its affiliates and has not been so for the previous two years and is otherwise deemed not to be associated with our advisor, sponsor or its affiliates as further set forth in our charter.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. The presence, in person or by proxy, of stockholders entitled to cast 50% of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes at which a quorum is present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

The following disclosure replaces the first paragraph under “Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” on page 82 of the prospectus.

Our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employment benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Notwithstanding the foregoing, we will not provide indemnification of our directors, our advisor or its affiliates for any liability or loss suffered by any of them, unless all of the following conditions are met:

The following disclosure replaces the disclosure under “Our Advisor” on page 83 of the prospectus.

Our advisor is Resource REIT Advisor, LLC. Our advisor is a limited liability company that was formed in the State of Delaware on July 15, 2015. Our advisor has no operating history and no experience managing a public company. Our advisor has contractual and fiduciary responsibilities to us and our stockholders. All of our officers and some of our directors are also officers and managers of our advisor.

The directors and managers of our advisor are as follows:

Name	Positions
Alan F. Feldman	Chief Executive Officer and Manager
Kevin M. Finkel	President and Manager
Steven R. Saltzman	Chief Financial Officer, Senior Vice President and Treasurer
Shelle Weisbaum	Chief Legal Officer, Senior Vice President and Secretary
David E. Bloom	Senior Vice President
Larry Block	Senior Vice President
Darshan Patel	Senior Vice President and Chief Compliance Officer

The background of Messrs. Feldman, Finkel, Saltzman and Bloom and Ms. Weisbaum are described in the “Management—Executive Officers and Directors” section of this prospectus. The background of Darshan Patel is described in the “Management—Other Affiliates—Dealer Manager” section of this prospectus.

Larry Block has served as Senior Vice President of our advisor since September 2016. Mr. Block is Managing Director, Counsel and Chief Compliance Officer for Island Capital Group LLC, a real estate merchant banking firm; Managing Director, Counsel and Chief Compliance Officer for C-III and its affiliates, including C-III Investment Management LLC, an SEC-registered investment adviser; and President and Chief Compliance Officer of Anubis Securities LLC, a registered broker-dealer. He joined Island Capital, C-III and Anubis in January 2011. From March 2005 through January 2011, Mr. Block was Executive Vice President, General Counsel and Chief Compliance Officer for The Kenmar Group, an alternative investment firm, where he was responsible for Kenmar’s global legal, regulatory, corporate and compliance matters, including various investment advisers, commodity pool operators, commodity trading advisers, a broker-dealer and introducing broker and a transfer agent, as well the firm’s FSA-registered office in London and its office in Singapore. From January 1998 through March 2005, Mr. Block was Managing Director, General Counsel and Chief Compliance Officer for Lipper & Company L.P., an alternative investment firm, where he was responsible for the firm’s legal, regulatory corporate and compliance matters, including its broker-dealers and investment advisers. Mr. Block was a senior associate at the law firm Cadwalader, Wickersham & Taft in New York from 1996 through 1998 and an associate at the law firm Proskauer Rose LLP from 1992 to 1996. Mr. Block received a B.S. degree in Business Administration with a concentration in Accounting from the University of North Carolina at Chapel Hill in 1989 and a J.D. from the University of Pennsylvania School of Law in 1992.

The following disclosure replaces the disclosure under “The Advisory Agreement” on page 84 of the prospectus.

Under the terms of the advisory agreement, our advisor will use its commercially reasonable efforts to present to us investment opportunities that provide a continuing and suitable investment program for us consistent with our investment policies and objectives as adopted by our board of directors. Pursuant to the advisory agreement, our advisor will manage our day-to-day operations, will retain the property managers for our property investments (subject to the authority of our board of directors and officers) and will perform other duties, including, but not limited to, the following:

•	finding, presenting and recommending investment opportunities to us consistent with our investment policies and objectives;

•	making certain real estate-related debt investment decisions for us, subject to the limitations in our charter and the direction and oversight of our board of directors;

•	structuring the terms and conditions of our investments, sales and joint ventures;

•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;

•	arranging for financing and refinancing of properties and our other investments;

•	entering into leases and service contracts for our real properties;

•	supervising and evaluating each loan servicer’s and property manager’s performance;

•	reviewing and analyzing the operating and capital budgets of properties underlying our investments and properties we may acquire;

•	entering into servicing contracts for our loans;

•	assisting us in obtaining insurance;

•	generating an annual budget for us;

•	reviewing and analyzing financial information for each of our assets and the overall portfolio;

•	formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;

•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;

•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and

•	performing any other services reasonably requested by our conflicts committee.

See “Management Compensation” for a detailed discussion of the fees payable to our advisor under the advisory agreement. We also describe in that section our obligation to reimburse our advisor for organization and offering expenses, the costs of providing services to us (other than for services for which it earns acquisition or disposition fees for sales of properties or other investments) and payments made by our advisor in connection with potential investments, whether or not we ultimately acquire the investment.

The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and us. It will be the duty of our board of directors (acting through our conflicts committee) to evaluate the performance of our advisor before entering into or renewing an advisory agreement. Additionally, either party may terminate the advisory agreement without cause or penalty upon 60 days’ written notice and, in such event, our advisor must cooperate with us and our directors in making an orderly transition of the advisory function. In the event that our advisory agreement with our advisor is not renewed or terminates (other than because of a material breach by our advisor) prior to the occurrence of one of the events that trigger the conversion of our convertible stock, the number of shares of common stock that our advisor will receive upon the occurrence of that triggering event will be prorated to account for the actual amount of time that the advisory agreement was effective. For more information regarding the terms of the advisory agreement, see “Management Compensation.”

Resource Real Estate, our sponsor, has agreed to guarantee the performance of our advisor’s services to be provided under the advisory agreement. Therefore, if our advisor fails to perform all or any of its obligations, duties, undertakings and covenants to provide services under the advisory agreement, upon written notice from us, our sponsor shall perform or cause to be performed such obligations, duties, undertakings and covenants. In addition, our advisor and its affiliates expect to engage in other business ventures, and, as a result, they will not dedicate their resources exclusively to our business. However, pursuant to the advisory agreement, our advisor must devote sufficient resources to our business to discharge its obligations to us. Our advisor may assign the advisory agreement to an affiliate upon approval of our conflicts committee. Our advisor may assign any rights to receive fees or other payments under the advisory agreement without obtaining approval from our board of directors. We may assign or transfer the advisory agreement to a successor entity without the consent of our advisor.

We may internalize our management by acquiring our advisor or an affiliate thereof, whether by means of a merger, stock acquisition, or asset purchase. In the event that our board of directors determines to pursue an acquisition of our advisor or any of its affiliates in connection with internalizing our management, we will not enter into such a transaction unless our advisor agrees to proceed with the transaction without the payment of any internalization fee or other consideration by us, whether in the form of a cash payment or in the form of stock, warrants or options. In addition, we will not solicit or hire the employees of our advisor or its affiliates during the term of the advisory agreement and for the one-year period thereafter. Subject to the approval of our board of directors, to the extent our advisor or its affiliates perform substantial services or incur costs in connection with the internalization, we intend to pay our advisor or its affiliates for such services and reimburse our advisor and its affiliates for any and all costs and expenses reasonably associated with the internalization. Further, in the event the advisory agreement is terminated, our advisor and its affiliates will be paid all accrued and unpaid fees and expense reimbursements earned prior to the termination. However, we will not pay a separate internalization fee solely in connection with an internalization transaction.

The following disclosure replaces the third paragraph under “Other Affiliates—Our Sponsor” on page 88 of the prospectus.

Resource Real Estate is a full-service real estate firm, which employs over 600 people throughout the United States. Resource Real Estate’s principal services and functions include acquisitions, asset management, loan management, property management, construction management, restructuring, finance and dispositions. As of December 31, 2015, Resource Real Estate’s portfolio, encompasses assets in 20 states and includes 64 individual assets. In addition to the current assets under management, Resource Real Estate has managed over 50 additional full cycle real estate investments since 1991, representing approximately $1.0 billion in value as of December 31, 2015. These included multifamily, office, retail and hotel classes of real estate assets. All references to Resource Real Estate throughout this prospectus include predecessor affiliates of Resource America involved in real estate.

The following disclosure replaces the fourth paragraph under “Other Affiliates—Our Sponsor” on page 88 of the prospectus.

We believe Resource Real Estate and its affiliates also has significant experience in evaluating and investing in diverse asset classes, including commercial mortgage-backed securities, mortgages, leases, bank loans, equipment leases and trust preferred securities and has developed a disciplined credit culture that is the backbone of its financial services businesses. Resource Real Estate and its affiliates have been active in the underperforming real estate property market over the past 10 years, acquiring and managing a portfolio of properties that were underperforming at the time of acquisition, valued at approximately $3.0 billion as of December 31, 2015. Resource Real Estate and its affiliates have also been active in the discounted asset market since 1991. As a result of many programs and products, Resource Real Estate and its affiliates have a breadth of knowledge and experience in the ownership, management and resolution of underperforming and discounted assets. Our advisor intends to use this breadth of knowledge and experience to assist us to meet our investment objectives.

The following disclosure replaces the first and third bullet points under “Other Affiliates—Our Sponsor” on page 88 of the prospectus.

•	Resource Real Estate manages a portfolio of multifamily rental properties and other real estate assets valued at approximately $4.1 billion as of December 31, 2015, of which approximately $323.7 million represents value add multifamily rental properties. Resource Real Estate and its affiliates have been acquiring, renovating and managing these types of assets for over ten years. Our advisor uses Resource Real Estate’s knowledge and experience in the industry to assist us in meeting our investment objectives of locating, acquiring and renovating underperforming properties to turn them into stable cash flowing assets.

•	Resource Residential, an affiliate of our sponsor, is a real estate property management company focused on providing the highest quality property management services to the residents of its multifamily properties managed by the company. It manages real estate investments of our sponsor and its affiliates either for their own account or for other real estate programs similar to us. As of December 31, 2015, Resource Residential manages apartment communities with 64 rental properties in 20 states with over 17,000 units. Resource Residential employs over 450 professionals whose main objective is to optimize the net operating income of the properties it manages.

The following disclosure replaces the disclosure under “Other Affiliates—Property Manager” on page 89 of the prospectus.

We may engage our property manager, Resource Apartment Manager III, LLC, to manage and lease particular properties and manage our real estate-related debt investments. Our property manager is a wholly owned subsidiary of Resource Real Estate. The officers and managers of our property manager are as follows:

Name	Positions
Alan F. Feldman	Chief Executive Officer and Manager
Kevin M. Finkel	President and Manager
Steven R. Saltzman	Chief Financial Officer, Senior Vice President and Treasurer
Shelle Weisbaum	Chief Legal Officer, Senior Vice President and Secretary
David E. Bloom	Senior Vice President
Geoffrey Woodward	Manager

For more information regarding the background and experience of Messrs. Feldman, Finkel, Saltzman and Bloom and Ms. Weisbaum, see “Management—Executive Officers and Directors.”

Geoffrey Woodward has served as Manager of our property manager since September 2016. Mr. Woodward joined C-III in 2010 and is a Senior Managing Director, responsible for C-III’s Diversified Real Estate Services businesses, including: Real Capital Markets; NAI Global; U.S. Residential; The Planning & Zoning Resource Company; and Zodiac Title. Mr. Woodward also serves as: a Senior Managing Director of Island Capital Group LLC (since January 2016), which controls C-III; the Chairman of U.S. Residential; the Chairman of Real Capital Markets; the Chairman of NAI Global; and the Chairman of The Planning & Zoning Resource Company. Prior to joining C-III in 2010, Mr. Woodward was Vice President of Development for Gaylord Entertainment and ResortQuest International. Before joining Gaylord Entertainment, Mr. Woodward was an investment banker with Avondale Partners, Robertson Stephens and Morgan Stanley Dean Witter. Mr. Woodward earned a Bachelor of Arts in Economics from the University of Virginia in 1994 and an MBA from the Owen Graduate School of Management at Vanderbilt University in 2000.

The following disclosure replaces the first paragraph under “Other Affiliates—Dealer Manager” on page 89 of the prospectus.

We have retained Resource Securities, Inc., an affiliate of our advisor, to conduct this offering. Resource Securities will provide wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. The principal business of Resource Securities is participating in and facilitating the distribution of securities of programs sponsored by affiliates of Resource America, including Resource Real Estate-sponsored programs. This is the 8th offering in which Resource Securities has served as dealer manager for Resource Real Estate-sponsored programs.

Management Compensation

The following table replaces the table under “Management Compensation” beginning on page 91 of the prospectus.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering(1)

Organization and Offering Stage

Selling Commissions(2)	Resource Securities	We will pay selling commissions to our dealer manager of up to 7% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers from the sale of Class A common stock and up to 2% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers from the sale of Class T common stock. No selling commissions are payable on Class A or Class T shares sold under the distribution reinvestment plan. Resource Securities, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$65,000 ($35,000 for Class A shares and $30,000 for Class T shares) / $32,500,000 ($17,500,000 for Class A shares and $15,000,000 for Class T shares)

Dealer Manager Fee(2)	Resource Securities	Up to 3% of the gross offering proceeds from the sale of Class A and Class T common stock, except no dealer manager fee is payable on Class A or Class T shares sold under the distribution reinvestment plan. Resource Securities may reallow to any participating broker-dealer a portion of the dealer manager fee attributable to that participating broker-dealer as a marketing fee. See “Plan of Distribution.”	$60,000 ($15,000 for Class A shares and $45,000 for Class T shares) / $30,000,000 ($7,500,000 for Class A shares and $22,500,000 for Class T shares)

Other Organization and Offering Expenses(3)	Resource REIT Advisor or its affiliates	Pursuant to the terms of our advisory agreement, once we raise the minimum offering amount, we will reimburse our advisor for organization and offering expenses it may incur on our behalf, but only to the extent that such reimbursement does not cause organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee) to exceed 4% of gross offering proceeds as of the termination of this offering if we raise less than $500 million in the primary offering, and 2.5% of gross offering proceeds as of the termination of this offering if we raise $500 million or more in the primary offering. However, if we raise the maximum offering amount in the primary offering, we expect organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee) to be $10,000,000 or 1% of gross offering proceeds. These organization and offering expenses include all actual expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee), including reimbursements to our advisor for the portion of named executive officer salaries allocable to activities related to this offering, to be incurred on our behalf and paid by us in connection with the offering.	$80,000 / $10,000,000

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering(1)

Acquisition and Development Stage

Acquisition Fees(4)	Resource REIT Advisor or its affiliates	2% of the cost of investments acquired by us, or the amount funded by us to acquire or originate loans, including acquisition expenses and any debt attributable to such investments. The computation of acquisition fees paid to the advisor also will include amounts incurred or reserved for capital expenditures that will be used to provide funds for capital improvements and repairs that may be serviced by affiliates of Resource REIT Advisor applied to any real property investment acquired where we plan to add value.

$35,000 (minimum offering and no debt)/

$64,506 (minimum offering and leverage of 60% of the cost of our investments) / $18,088,235 (maximum offering and no debt)/

$43,618,560 (maximum offering and leverage of 60% of the cost of our investments)

Acquisition Expenses(4)	Resource REIT Advisor or its affiliates	Subject to the limitations contained in our charter, reimbursement for all out-of-pocket expenses incurred in connection with the selection and acquisition of properties or other real estate-related debt investments, whether or not we ultimately acquire the property or other real estate-related debt investment. We estimate these expenses will be approximately 0.5% of the contract purchase price of each property.

$8,706 (minimum offering and no debt)/

$16,046 (minimum offering and leverage of 60% of the cost of our investments) / $4,499,561 (maximum offering and no debt)/

$10,850,388 (maximum offering and leverage of 60% of the cost of our investments)

Debt Financing Fee(4)	Resource REIT Advisor or its affiliates	0.5% of the amount of any debt financing obtained or assumed; provided, however, that the sum of the debt financing fee, the construction management fee paid to our property manager and its affiliates and the acquisition fees and expenses described above may not exceed 6.0% of the contract price of the property unless a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction determines that such fee is commercially competitive, fair and reasonable to us. In no event will the debt financing fee be paid more than once in respect of the same debt. For example, upon refinancing, our advisor would only receive 0.5% of the incremental amount of additional debt financing obtained in the refinancing.	Actual amounts are dependent upon the amount of any debt financed and upon many other factors, such as whether the debt is incurred in connection with the acquisition of a property or subsequent to the acquisition and therefore cannot be determined at the present time.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering(1)

Construction Management Fee(4)	Resource Apartment Manager III or its affiliates	If requested to provide construction management services for new capital improvements (and not maintenance or repairs), a construction management fee shall be paid in an amount equal to 5.0% of actual aggregate cost of the redevelopment construction; provided, however, that the sum of the construction management fee paid to our property manager and its affiliates, the debt financing fee and the acquisition fee described above, and acquisition expenses may not exceed 6.0% of the contract price of the property unless a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction determines that such fee is commercially competitive, fair and reasonable to us.	Actual amounts are dependent upon usual and customary construction management fees for particular projects and therefore the amount cannot be determined at the present time.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering(1)

Operational Stage

Distribution and Shareholder Servicing Fee	Resource Securities

An annual fee of 1% of the purchase price (or, once reported, the amount of our estimated net asset value, or NAV) per share of Class T common stock sold in the primary offering for five years from the date on which each share is issued. In the event that payment of the distribution and shareholder servicing fee does not cease in connection with one of the events discussed below, the total distribution and shareholder servicing fees paid with respect to a Class T share will be equal to 5% of the purchase price per share (or, once reported, the amount of our estimated NAV) of such share. The distribution and shareholder servicing fee will accrue daily based on the number of outstanding Class T shares on each day that were sold in the primary offering and the purchase price (or then-current NAV, once reported) of such shares. We will not pay distribution and shareholder servicing fees to the dealer manager with respect to shares sold under our distribution reinvestment plan, although the expense of the distribution and shareholder servicing fee payable with respect to Class T shares sold in our primary offering will be allocated among all Class T shares, including those sold under our distribution reinvestment plan. We pay the distribution and shareholder servicing fees monthly in arrears. Our dealer manager may reallow the distribution and shareholder servicing fee to participating broker-dealers or other broker-dealers that are servicing investors’ accounts except as described in the plan of distribution.

We will cease paying the distribution and shareholder servicing fee on each Class T share prior to the fifth anniversary of its issuance on the earliest of the following, should any of these events occur: (i) the date after the termination of the primary offering at which, in the aggregate, underwriting compensation from all sources equals 10% of the gross proceeds from our primary offering; (ii) the date on which we list our common stock on a national securities exchange; and (iii) the date of a merger or other extraordinary transaction in which we are a party and in which our common stock is exchanged for cash or other securities. We cannot predict if or when any of these events will occur.

$15,000 annually, and $75,000 in total/ $7,500,000 annually, and $37,500,000(5) in total.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering(1)

Property Management/Debt Servicing Fees	Resource Apartment Manager III or its affiliates

With respect to real property investments, 4.5% of the actual gross cash receipts from the operation of the property; provided that for properties that are less than 75% occupied upon taking possession or if our business plan includes reducing occupancy to less than 75% during the first year thereafter, the property manager will receive a minimum property management fee for the first 12 months of ownership in an amount equal to $40 per unit per month for multifamily rental properties or $0.05 per square foot per month for other types of properties.

With respect to real estate-related debt investments managed by our property manager or its affiliates, 2.75% of gross interest received from these investments. The fee attributable on our real estate-related debt investments will cover our property manager’s services in monitoring the performance of our real estate-related debt investments, including (i) collecting amounts owed to us, (ii) reviewing on an as-needed basis the properties serving, directly or indirectly, as collateral for the real estate-related debt investments, the owners of those properties and the markets in general and (iii) maintaining escrow accounts, monitoring advances, monitoring loan covenants and reviewing insurance compliance.

For properties or debt investments managed by third parties, the property manager will receive the property management fee or debt servicing fee and pay the third party directly from that fee an amount for managing the property or debt investment. If we or our operating partnership foreclose or otherwise take title to the real property underlying our real estate-related debt investments, our property manager or its affiliates will thereafter be entitled to receive a property management fee instead of a debt servicing fee. Our property manager may, in its discretion, from time to time defer payment of and accrue all or any portion of these property management and debt servicing fees.

Actual amounts are dependent upon gross revenues of specific properties and actual management fees or property management fees or will be dependent upon the total equity and debt capital we raise and the results of our operations and therefore cannot be determined at the present time.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering(1)

Asset Management Fee(6)	Resource REIT Advisor or its affiliates

Prior to the reporting of our estimated NAV, the monthly asset management fee will be equal to one-twelfth of 1.0% of the cost of our assets, without deduction for depreciation, bad debts or other non-cash reserves. For purposes of this calculation, “cost” will equal the amount actually paid (including acquisition fees and expenses) to purchase each asset we acquire, including any debt attributable to the asset, provided that, with respect to any properties we develop, construct or improve, cost will include the amount budgeted or expended by us for the development, construction or improvement of an asset. The asset management fee will be based only on the portion of the cost attributable to our investment in an asset if we do not own all or a majority of an asset and do not control the asset. After we report our estimated NAV, the monthly asset management fee will be equal to one-twelfth of 1.0% of the most recently determined value of our assets.

The portion of the asset management fee payable to our advisor for any investment acquired or disposed of in a given month will be prorated by using a numerator equal to the number of days such investment is owned during the month (including the full day of closing for investments acquired), divided by a denominator equal to the total number of days in such month. The asset management fee for each month will be due and payable to our advisor on or about the last day of such month.

The actual amounts are dependent upon the total equity and debt capital we raise and the results of our operations; we cannot determine these amounts at the present time.

Other Operating Expenses(7)	Resource REIT Advisor or its affiliates	We reimburse the expenses incurred by our advisor in connection with its provision of services to us, including our allocable share of costs for advisor personnel and overhead, including allocable personnel salaries and other employment expenses. However, we will not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition fees or disposition fees. Such reimbursements may include reimbursements for our allocable share of the salaries and benefits paid to our executive officers as employees of our advisor.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering(1)

Disposition Fees(8)	Resource REIT Advisor or its affiliates	For substantial assistance in connection with the sale of investments, we will pay our advisor or its affiliates the lesser of (i) one-half of the aggregate brokerage commission paid or, if none is paid, the amount that customarily would be paid at a market rate or (ii) 2.0% of the consideration received for sale of each real estate investment, loan, debt-related security, or other investment sold (including asset-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction); however, no disposition fee will be payable for any sale of all or substantially all of our assets in or more transactions designed to effectuate a business combination transaction. The conflicts committee will determine whether the advisor or its affiliate has provided substantial assistance to us in connection with the sale of an asset. We will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other real estate-related debt investment; however, if we take ownership of a property as a result of a workout or foreclosure of a loan or we provide substantial assistance during the course of a workout, we will pay a disposition fee upon the sale of such property or disposition of such loan or other real estate-related debt investment.	Actual amounts are dependent upon aggregate asset value and therefore cannot be determined at the present time.

Common Stock Issuable Upon Conversion of Convertible Stock	Resource REIT Advisor

Our convertible stock will be of no value unless our common stockholders realize or have an opportunity to realize a stated minimum return as a result of our cumulative distributions or the trading price of our shares on a national securities exchange. As a result, our convertible stock is economically similar to a back-end incentive fee, which many other non-traded REITs have agreed to pay to their external advisors.

Our convertible stock will convert into shares of Class A common stock on the earlier of one of two events. First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 6% cumulative, non-compounded, annual return at that price. Alternatively, the convertible stock will convert 31 trading days after the date on which we list our shares of common stock on a national securities exchange or consummate a merger in which the consideration received by our common stockholders is securities of another issuer that are listed on a national securities exchange. Each of these two events is a “Triggering Event.”

Upon a Triggering Event, our convertible stock will, unless our advisory agreement with our advisor has been terminated or not renewed on account of a material breach by our advisor, generally be converted into a number of shares of Class A common stock equal to 1/50,000 of the quotient of

•   (A) 15% of the amount, if any, by which

•   (1) the value of the company as of the date of the event triggering the conversion plus the total distributions paid to our stockholders through such date on the then outstanding shares of our common stock exceeds

Actual amounts depend on the value of our company at the time the convertible stock converts or becomes convertible and therefore cannot be determined at the present time.

Form of Compensation	Recipient	Determination of Amount	Estimated Amount for Minimum Offering / Maximum Primary Offering(1)

•  (2) the sum of the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

•  (B) the value of the company divided by the number of outstanding shares of common stock, in each case, as of the date of the event triggering the conversion.

However, if our advisory agreement with our advisor expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of Class A common stock determined by the foregoing calculation, where such proration is based on the percentage of time we were advised by our advisor.

The following disclosure replaces the third footnote under “Management Compensation” on page 98 of the prospectus.

(3)	These expenses include our legal, accounting, printing, mailing and filing fees, charges of our escrow holder, charges of our transfer agent, charges for processing subscription agreements, reimbursement of certain technology costs and bona fide invoiced due diligence expenses of broker-dealers, reimbursement of our advisor for salaries of its employees and other costs in connection with preparing supplemental sales materials, the issuer’s costs of conducting bona fide training and education meetings held by us, including travel, meal and lodging costs of non-registered officers of the issuer and our advisor to attend such meetings, and the issuer’s costs of attending retail seminars conducted by broker-dealers, including travel, meal and lodging costs for non-registered officers of the issuer and our advisor to attend such seminars.

After raising at least $2,000,000 in gross offering proceeds, we expect to begin incurring some organization and offering expenses directly. After the termination of the offering our advisor has agreed, pursuant to the terms of our advisory agreement, to reimburse us to the extent total organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee) borne by us exceed 4% of the gross proceeds raised in the offering if we raise less than $500 million in the primary offering, and 2.5% of the gross proceeds raised in the offering if we raise $500 million or more in the primary offering.

The following disclosure replaces the seventh footnote under “Management Compensation” on page 98 of the prospectus.

(7)

Commencing upon the earlier to occur of four full fiscal quarters after (i) the acquisition of our first asset, or (ii) six months after the commencement of this offering, we will not reimburse our advisor at the end of any fiscal quarter for operating expenses that in the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. If the conflicts committee does not approve such excess expenses as being so justified, any excess expenses paid to our advisor during a fiscal quarter shall be repaid to us. “Average invested assets”

means the average monthly book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Operating expenses” means all costs and expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad loan reserves; (e) incentive fees based on the gain in the sale of our assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Conflicts of Interest

The following disclosure replaces the last paragraph under “Our Affiliates’ Interests in Other Resource Real Estate Programs” on page 100 of the prospectus.

In the future we may compete with other programs sponsored by our sponsor, joint ventures in which our sponsor or Resource America participate and Resource Capital for capital and acquisition opportunities. We may also compete with programs sponsored by C-III Capital Partners, LLC, the parent of Resource America.

The following disclosure replaces the first paragraph under “Certain Conflict Resolution Measures—Allocation of Investment Opportunities” on page 105 of the prospectus.

Many investment opportunities that are suitable for us may also be suitable for other Resource Real Estate-sponsored programs or joint ventures, including Resource Opportunity REIT, Resource Opportunity REIT II, Resource Capital and Resource America. Our advisor and its affiliates share the same executive officers and key real estate professionals. When these Resource Real Estate professionals direct an investment opportunity to any Resource Real Estate-sponsored program or joint venture, they, in their sole discretion, will have to determine the program for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program. Additionally, C-III Capital Partners LLC is not obligated to present investment opportunities to any Resource Real Estate-sponsored programs or joint ventures, including our company. In determining the Resource Real Estate-sponsored program or joint venture for which an investment opportunity would be most suitable, Resource Real Estate professionals will consider the following factors:

The following disclosure replaces the disclosure under “Certain Conflict Resolution Measures—Other Charter Provisions Relating to Conflicts of Interests” beginning on page 107 of the prospectus.

In addition to the creation of the conflicts committee, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The conflicts committee will evaluate at least annually whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by the charter. The conflicts committee will supervise the performance of our advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our compensation arrangements are being carried out. This evaluation will be based on the following factors as well as any other factors deemed relevant by the conflicts committee:

•	the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;

•	whether the expenses incurred by us are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs;

•	the success of our advisor in generating appropriate investment opportunities;

•	the rates charged to other companies, including other REITs, by advisors performing similar services;

•	additional revenues realized by our advisor and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our advisor and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by our advisor for its own account and for their other clients.

Under our charter, we can only pay our advisor a disposition fee in connection with the sale of a property or other asset if it provides a substantial amount of the services in the effort to sell the property or asset. In such circumstances, our charter authorizes us to pay to the advisor the following fee: (i) if a brokerage commission is paid to a person other than an affiliate of the sponsor, an amount up to one-half of the total brokerage commissions paid but in no event an amount that exceeds 3% of the sales price of such property or properties or (ii) if no brokerage commission is paid to a person other than an affiliate of the sponsor, an amount up to 3% of the sales price of such property or properties. Although our charter limits this commission to 3% of the sales price, our advisory agreement provides for a 2.0% disposition fee. Any increase in this fee would require the approval of a majority of the directors (including a majority of the conflicts committee) not otherwise interested in the transaction. Moreover, our charter also provides that the commission, when added to all other disposition fees paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the property or other asset. To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described below. We do not intend to sell properties or other assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that the conflicts committee conclude that the transaction is fair and reasonable to us.

Our charter also requires that any gain from the sale of assets that we may pay our advisor or an entity affiliated with our advisor be reasonable. Such an interest in gain from the sale of assets is presumed reasonable if it does not exceed 15% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to a 6% cumulative, non-compounded, annual return on the issue price.

If we ever decided to become self-managed by acquiring entities affiliated with our advisor, our charter would require that our board of directors (including a majority of the members of our conflicts committee) conclude, by a majority vote, that such internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Our charter also limits the amount of acquisition fees and acquisition expenses we can incur to a total of 6% of the contract purchase price for the property or, in the case of a loan, 6% of the funds advanced. This limit may only be exceeded if a majority of the directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us. Although our charter permits combined acquisition fees and expenses to equal 6% of the purchase price, our advisory agreement limits the acquisition fee to 2% of the sum of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the property, loan or other investment (including any acquisition expenses and any debt attributable to such investments). Any increase in the acquisition fee stipulated in the advisory agreement would require the approval of a majority of the directors (including a majority of the conflicts committee) not otherwise interested in the transaction.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. The conflicts committee (by majority vote) or our advisor may terminate our advisory agreement with our advisor without cause or penalty on 60 days’ written notice.

Our Acquisitions. We will not purchase or lease properties in which our advisor, any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our board of directors (including a majority of our conflicts committee) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the affiliated seller or lessor, unless there is substantial justification for the excess amount. Generally, the purchase price that we will pay for any property will be based on the fair market value of the property as determined by a majority of our directors. In the cases where a majority of our conflicts committee requires and in all cases in which the transaction is an acquisition or transfer by or from any of our directors or affiliates, we will obtain two third-party valuations by independent experts selected by our conflicts committee (at least one of which will be an appraisal of fair market value). We may obtain an appraisal in other cases; however, we will rely on our own independent analysis and not on appraisals in determining whether to invest in a particular property. Appraisals are estimates of value and may not always be reliable as measures of true worth or realizable value. As of the date of this prospectus, we do not intend to purchase investments from other Resource Real Estate-sponsored programs or other affiliates. However, we may in the future enter into transactions, including acquisitions, with other Resource Real Estate-sponsored programs or other affiliates if an attractive opportunity presents itself and our conflicts committee approves the transaction.

Mortgage Loans Involving Affiliates. Our charter prohibits us from investing in or making mortgage loans in which the transaction is with our advisor, our directors or officers or any of their affiliates, unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of our advisor, our directors or officers or any of their affiliates.

Other Transactions Involving Affiliates. A majority of the board of directors (including a majority of the conflicts committee) not otherwise interested in the transaction must conclude that all other transactions, including joint ventures, between us and our sponsor, advisor, any of our officers or directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties and, with respect to joint ventures, on substantially the same terms and conditions as those received by other joint ventures.

Limitation on Operating Expenses. Commencing upon the earlier to occur of four full fiscal quarters after (i) the acquisition of our first asset, or (ii) six months after the commencement of this offering, we will not reimburse our advisor at the end of any fiscal quarter for operating expenses that in the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. If the conflicts committee does not approve such excess expenses as being so justified, any excess expenses paid to our advisor during a fiscal quarter shall be repaid to us. “Average invested assets” means the average monthly book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Operating expenses” means all costs and expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad loan reserves; (e) incentive fees based on the gain from the sale of our assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

Issuance of Options and Warrants to Certain Affiliates. Until our shares of common stock are listed on a national securities exchange, we will not issue options or warrants to purchase our capital stock to our advisor, our directors, our sponsor or any of their affiliates, except on the same terms as such options or warrants are sold to the general public. We may issue options or warrants to persons other than our advisor, our directors, our sponsor and their affiliates prior to listing our common stock on a national securities exchange, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the conflicts committee has a market value less than the value of such option or warrant on the date of grant. Options or warrants issuable to the advisor, a director, the sponsors or any affiliate thereof shall not exceed an amount equal to 10% of the outstanding shares of common stock on the date of grant.

Repurchase of Our Shares. Our charter prohibits us from paying a fee to our sponsor, advisor or our directors or officers or any of their affiliates in connection with our repurchase of our common stock.

Loans. We will not make any loans to the sponsor, our advisor or to our directors or officers or any of their affiliates (other than mortgage loans complying with the limitations described above). In addition, we will not borrow from these affiliates unless a majority of the board of directors (including a majority of the conflicts committee) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or our advisor or its affiliates.

Reports to Stockholders. Our charter requires that we prepare an annual report and deliver it to our common stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to our advisor and any affiliates of our advisor by us or third parties doing business with us during the year;

•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interests of our common stockholders and the basis for such determination; and

•	a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our sponsor, advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates. Our charter provides that none of our advisor, our directors or any affiliate may vote their shares regarding (i) the removal of any of these affiliates or (ii) any transaction between them and us.

Ratification of Charter Provisions. Our board of directors and the conflicts committee reviewed and ratified our charter and bylaws by the vote of a majority of their respective members at the first full meeting of the board of directors and the conflicts committee, as required by our charter.

Investment Objectives and Policies

The following table replaces the table under “Real Estate-Related Debt— Experience Buying, Improving and Selling Real Estate and Real Estate-Related Debt” beginning on page 117 of the prospectus.

In the past, our sponsor and its affiliates have also acquired underperforming real estate assets, including real property and real estate debt and disposed of these assets for its own account and for the account of affiliated programs through various credit and economic cycles. The table below sets forth details, as of December 31, 2015, about all such investments sold or otherwise disposed of by our sponsor or its affiliates in the last 5 years. All such investments were purchased as first mortgage loans on the underlying properties described below unless otherwise noted and sold as real property (acquired via foreclosure) unless otherwise noted. We have included the information below only for purposes of your evaluation of the experience and reputation of our sponsors and its affiliates. Investors in our company should not assume that they will experience returns comparable to those shown below. In addition, certain of our sponsors’ and its affiliates’ programs have experienced adverse developments. See the “Prior Performance Summary—Adverse Business Developments and Conditions” for a discussion of the adverse business developments for investment programs sponsored by our sponsor and its affiliates.

Property	Location	Selling Entity	Date of Sale	Years Held	Selling Price, Net of Closing Costs			Net Selling Price	Total Acquisition Costs(3)	Net Cash(4)
					Cash Received	Mortgage balance at time of sale(1)	Purchase money taken back by program(2)
National Press Building	Washington, DC	Resource America, Inc.	2011	12	16,595,307	—	29,593,411	46,188,718	6,797,750	39,390,968
Highline Club	Novi, MI	RRE VIP Borrower, LLC	2011	2	485,123	8,407,828	504,315	9,397,266	7,297,284	2,099,982
Northside Village	Atlanta, GA	RRE VIP Borrower, LLC	2011	1	414,000	13,386,000	1,729,250	15,529,250	8,215,736	7,313,514
Regency Park(5)	Indianapolis, IA	RRE VIP Borrower, LLC	2011	3	—	8,435,650	(2,911,152)	5,524,498	7,230,080	(1,705,582)
Bingham	Cleveland, OH	RRE VIP Borrower, LLC	2011	1	2,616,575	35,975,371	2,455,129	41,047,075	25,406,961	15,640,114
RBS Portfolio	Various	RRE VIP Borrower, LLC	Various	3	1,207,022	22,184,757	(3,911,843)	19,479,936	13,862,911	5,617,025
Parkway Terrace	Suitland, MD	RRE VIP Borrower, LLC	2012	2	2,383,025	16,681,177	2,388,910	21,453,112	11,332,202	10,120,910
Midwestern Mortgage Portfolio	Various	RRE HUD MF 2007, LLC	Various	5	40,107,829	4,972,839	(1,113,129)	43,967,539	38,302,979	5,664,560
Silverleaf(5)	Houston, TX	RRE VIP Borrower, LLC	2012	1	160,135	5,163,765	(730,599)	4,593,301	3,969,214	624,087
Park at Bellaire	Houston, TX	RRE VIP Borrower, LLC	2012	3	—	3,805,131	576,899	4,382,030	3,261,505	1,120,525
The Enclave	Winston-Salem, NC	RRE VIP Borrower, LLC	2012	3	—	8,820,983	(2,998,319)	5,822,664	6,893,531	(1,070,867)
Mansfield	Mansfield, CT	RRE VIP Borrower, LLC	2012	2	1,191,211	14,311,941	1,261,097	16,764,249	9,647,420	7,116,829
Elkins West	Elkins, WV	Resource America, Inc.	2012	16	806,839	—	2,032,384	2,839,223	994,160	1,845,063
Birch Grove/Sycamore Chase	Decatur, GA	RRE VIP Borrower, LLC	2013	2	492,798	11,963,242	364,891	12,820,931	8,488,256	4,332,675
International Village	Indianapolis, IA	RRE VIP Borrower, LLC	2013	5	11,054,996	—	(6,552,981)	4,532,015	6,354,672	(1,822,657)
Nittany Pointe	Altoona, PA	AR Real Estate Investors, LLC	2013	7	2,526,716	—	523,022	3,049,738	520,531	2,529,207
Town Park	Birmingham, AL	Resource Real Estate Opportunity REIT, Inc.	2013	3	9,922,771	—	1,053,927	10,976,698	8,060,831	2,915,867
Willington	Willington, CT	RRE VIP Borrower, LLC	2013	3	238,404	7,708,381	(455,733)	7,491,052	5,694,272	1,796,780
880 Montclair	Birmingham, AL	RRE VIP Borrower, LLC	2013	5	—	2,103,025	4,886,418	6,989,443	9,497,856	(2,508,413)
Parkway & Parkgreen(5)	Houston, TX	RRE Opportunity Fund, LP	2013	3	10,646,934	9,979,492	1,231,920	21,858,346	13,293,914	8,564,432
Whisper Tree/Heights at 2121(5)	Lewisville, TX	Resource Capital Corp.	2013	2	36,056,022	—	(1,136,847)	34,919,174	18,235,260	16,683,914
300 N. Vista(5)	Houston, TX	RRE Opportunity Fund, LP	2013	3	7,380,048	—	196,766	7,576,814	6,758,202	818,612
Central Ridge Apartments	Colorado Springs, CO	RRE VIP Borrower, LLC	2014	2	357,218	8,320,279	(578,489)	8,099,008	5,129,059	2,969,949
School Lane House (Charter Court at East Falls)(5)	Philadelphia, PA	Resource Capital Corp.	2014	3	18,003,974	27,597,406	(6,379,423)	39,221,957	30,575,427	8,646,530
Wingate	Washington, DC	RRE VIP Borrower, LLC	2014	3	866,479	35,141,445	(6,092,853)	29,915,072	15,018,131	14,896,941
Peterson(6)	Kalamazoo, MI	Resource Real Estate Opportunity REIT, Inc.	2014	3	195,000	—	78,443	273,443	213,414	60,030

Property	Location	Selling Entity	Date of Sale	Years Held	Selling Price, Net of Closing Costs			Net Selling Price	Total Acquisition Costs(3)	Net Cash(4)
					Cash Received	Mortgage balance at time of sale(1)	Purchase money taken back by program(2)
Campus Club	Tampa, FL	Resource Real Estate Opportunity REIT, Inc.	2014	3	10,076,384	—	1,486,815	11,563,199	8,959,143	2,604,056
Arcadia at Westhollow	Houston, TX	Resource Real Estate Opportunity REIT, Inc.	2014	4	17,357,444	—	189,091	17,546,535	11,853,668	5,692,867
Amaranth	Lewisville, TX	RRE VIP Borrower, LLC	2014	3	769,783	16,893,213	(3,388,073)	14,274,922	9,898,314	4,376,608
Falls at Duraleigh(5)	Raleigh, NC	RRE Investors, LP	2014	10	7,577,537	13,902,956	2,423,854	23,904,347	20,514,770	3,389,577
Woodland Hills(5)	Decatur, GA	RRE Investors 7, LP	2015	7	12,523,518	12,452,305	1,038,675	26,014,498	17,113,733	8,900,765
Woods at Ridgeway (Wyndridge)(5)	Memphis, TN	RRE Opportunity Fund, LP	2015	6	6,853,561	11,280,947	(2,891,297)	15,243,211	13,340,695	1,902,516
Central Point (Woodbridge)(5)	Boise, ID	RRE Opportunity Fund, LP	2015	3	11,845,602	—	428,893	12,274,495	7,613,229	4,661,266
Avalon(5)	Los Angeles, CA	RRE Investors, LP	2015	10	387,700	4,432,038	636,537	5,456,275	6,673,165	(1,216,890)
Redford (Bristol)(5)	Houston, TX	Resource Real Estate Opportunity REIT, Inc.	2015	3	31,865,051	—	(46,888)	31,818,163	21,588,810	10,229,353
Cityside Crossing (Skyview)(5)	Houston, TX	Resource Real Estate Opportunity REIT, Inc.	2015	3	24,048,937	—	1,475,041	25,523,978	15,282,219	10,241,759
Alcove (Flagstone)(5)	Houston, TX	Resource Real Estate Opportunity REIT, Inc.	2015	3	11,073,816	—	43,935	11,117,751	8,745,763	2,371,988
107th Avenue(5)	Omaha, NE	Resource Real Estate Opportunity REIT, Inc.	2015	5	247,953	—	37,042	284,995	233,872	51,123
Cuestas(5)	Las Cruces, NM	RRE Investors II, LP	2015	10	3,385,833	2,500,000	1,177,781	7,063,614	7,835,708	(742,094)
Lakes at Ridgeway(5)	Memphis, TN	RRE Opportunity Fund, LP	2015	5	1,828, 242	5,462,806	(1,998,014)	5,293,034	7,699,167	(2,406,133)
100 Chevy Chase(5)	Lexington, KY	Resource Real Estate Opportunity REIT, Inc.	2015	2	13,051,168	—	(1,567,718)	11,483,450	10,198,418	1,285,032
Oak Park Village(5)	Lenexa, KS	RRE Investors II, LP	2015	10	11,238,061	21,699,298	7,337,768	40,275,127	35,226,102	5,049,026
Sage Canyon(5)	Albuquerque, NM	RRE Investors, LP	2015	10	1,284,315	3,250,000	634,677	5,168,992	5,548,723	(379,731)
The Reserve at Mt. Moriah	Memphis, TN	Resource Real Estate Opportunity REIT, Inc.	2015	3	5,268,261	—	(113,927)	5,154,334	4,258,725	895,609
The Reserves	Little Rock, AR	RRE Investors II, LP	2015	10	12,503,836	32,746,967	9,422,179	54,672,982	55,363,324	(690,342)
Highland Ridge and Lodge at Overland Park	Kansas City, MO	RRE Investors III, LP	2015	10	33,723,475	44,164,579	1,201,220	79,089,275	58,595,902	20,493,373
Coach Lantern	Scarborough, ME	RRE Investors 6, LP	2015	7	8,365,707	7,884,000	3,445,219	19,694,926	13,027,502	6,667,424
Foxcroft	Scarborough, ME	RRE Investors 6, LP	2015	7	5,984,372	8,760,000	3,114,986	17,859,358	14,142,074	3,717,284
Tamarlane	Portland, ME	RRE Investors 7, LP	2015	6	8,006,700	9,819,933	2,641,409	20,468,042	14,454,169	6,013,873

(1)	Includes both financing secured through a mortgage, and financing obtained by selling a participation in the investment. If the investment does not have a mortgage balance at the time of sale, we did not foreclose on the property, but sold the debt investment.
(2)	Includes cash activity from operating activities funded by or distributed to the program as well as funds obtained through financing or sale of participations where applicable.
(3)	Includes all costs related to original purchase of first mortgage investment as well as any costs incurred to maintain the investment, including capital improvements and operating costs (e.g., real estate taxes).
(4)	Excess (deficiency) of property operating cash receipts, including sale proceeds, over cash expenditures.
(5)	These properties were not originally purchased as first mortgage loans on the underlying properties.
(6)	These loans were sold or repaid.

The following disclosure replaces the second paragraph under “Our Focus on Apartments” on page 120 of the prospectus.

A publication entitled A Case for Investing in U.S. Apartments, Torto Wheaton Research© (March, 2009) elaborated on many of the reasons our sponsor has focused on the multifamily sector. The key factors for investing in apartments are summarized below:

•	a long track record of having the highest risk-adjusted investment returns compared to other property types; relatively more resilient during economic downturns, delivering higher returns than other property classes during recessionary periods;

•	efficient cash distribution, due to relatively low capital expenditures and technical improvements;

•	stable access to debt, due in part to the lending activities of Fannie Mae and Freddie Mac, government-sponsored enterprises, lower cost of debt capital and the ability to support more debt with the same level of risk;

•	operating in a favorable, transparent and market-driven regulatory and taxation environment, with shorter leases than other property types, allowing quicker adjustment to changing market environments;

•	wide variation in terms of age, size, quality and location, creating a broad spectrum of opportunities and possible investment strategies, thereby providing greater liquidity than other sectors;

•	over a four-year period ending in 2008, the addition of about 3.0 million households to national rental demand as a result of new household formation, a declining homeownership rate and a subsequent increase in the propensity to rent for two significant cohorts – the “echo boomers” and foreign immigrants;

•	expected increases in rental demand on account of favorable trends among rental cohorts, including a resumption in growth in population aged 20 to 29 (“echo boomers” or “Generation Y”) after two decades of decline, which group has the highest propensity to rent; and

•	apartments under-weighted in institutional real estate portfolios.

Continuing the trends described above, from 2010 to 2014, an average of 900,000 renter households per year were added to national rental demand, according to the Joint Center for Housing Studies of Harvard University (2015), as a result of factors similar to those described above. Additionally, as of the second quarter of 2016, there are approximately 70,000 investment grade apartment properties located in primary markets across the United States, according to Reis Inc.

According to Axiometrics, the health of the national apartment market is expected to continue through 2016, although not at the levels seen in 2014 and 2015. The growth patterns will likely continue through at least 2020. The apartment market is expected to remain well above long-term averages in both annual effective rent growth and occupancy rate during 2016, the market’s seventh year of post-recession expansion. Axiometrics forecasts rent growth to average 3.8%, with occupancy averaging 94.6%.

The following disclosure replaces the fourth and sixth bullet points under “Charter-Imposed Investment Limitations” beginning on page 128 of the prospectus.

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria, as determined by our board of directors;

•	acquire equity securities unless a majority of our directors (including a majority of the members of our conflicts committee) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable, provided that investments in equity securities in “publicly traded entities” that are otherwise approved by a majority of our directors (including a majority of the members of our conflicts committee) not otherwise interested in the transaction, shall be deemed fair, competitive and commercially reasonable if we acquire the equity securities through a trade that is effected in a recognized securities market (a “publicly traded entity” shall mean any entity having securities listed on a national securities exchange or included for quotation on an inter-dealer quotation system) and provided further that this limitation does not apply to (i) acquisitions effected through the purchase of all of the equity securities of an existing entity, (ii) the investment in wholly owned subsidiaries of ours or (iii) investments in asset-backed securities;

Prior Performance Summary

The following disclosure replaces disclosure under “Prior Performance Summary” beginning on page 138 of the prospectus.

The information presented in this Prior Performance Summary and in the Prior Performance Tables included in this prospectus as Appendix A represents the summary historical experience of real estate programs sponsored by (a) Resource Real Estate, our sponsor, through December 31, 2015, and (b) Resource America, our sponsor’s ultimate parent, through December 31, 2015. We define such a program as a fund in which passive investors pool their money and rely on the efforts of Resource Real Estate or Resource America and their affiliates to manage the fund and to acquire real estate that was not identified at the time of the commencement of the fund’s offering. Investors in our company should not assume that they will experience returns comparable to those experienced by investors in these prior real estate programs.

During the ten-year period ended December 31, 2015, Resource Real Estate sponsored 11 real estate investment programs and co-sponsored two additional real estate investment programs with an unaffiliated third party. Of these 13 programs, 12 programs were formed for the purpose of acquiring and operating commercial and residential real estate properties, primarily consisting of multifamily apartment properties in the United States and one program was formed to acquire and operate commercial office properties. All but five of the 13 programs were private programs that had no public reporting requirements. All of the programs have investment objectives similar to our own with the exception of Resource Innovation Office REIT, which seeks to acquire and operate office properties. Resource America, Inc., the ultimate parent of Resource Real Estate, also sponsored a publicly traded REIT, Resource Capital (NYSE: RSO), in 2005. Resource Capital is externally managed by affiliates of our sponsor.

From inception through December 31, 2015, the private programs sponsored by Resource Real Estate referenced above raised gross offering proceeds of approximately $251.6 million from 2,437 investors. As of December 31, 2015, the private programs held interests in 15 real estate properties for a total investment of approximately $251.4 million. All of these 15 properties are multifamily residential and none of the properties were newly constructed when purchased. As of December 31, 2015, the private programs had sold 18 previously acquired real estate properties.

From inception through December 31, 2015, the four of the five public real estate programs sponsored by Resource Real Estate referenced above, Resource Real Estate Investors 6, L.P., Resource Real Estate Investors 7, L.P., Resource Opportunity REIT and Resource Opportunity REIT II raised gross offering proceeds (including sales pursuant to each program’s respective distribution reinvestment plan) of $35,000,000 from 578 investors, $30,911,393 from 589 investors, $695,206,988 from 17,498 investors and $521,310,913 from 12,181 investors, respectively (excluding Resource Capital Partners’ and the respective advisors’ investments, as applicable). As of December 31, 2015, Resource Innovation Office REIT had not broken escrow in its initial public offering and had not sold any shares of its common stock other than the initial investment made by its advisor. As of December 31, 2015, the public real estate programs purchased interests in 53 real estate properties for a total investment of $1.3 billion. All of the properties are multifamily residential and none of the properties were newly constructed when purchased. As of December 31, 2015, 14 of the properties had been sold. Please see Table III, Annual Operating Results of Prior Real Estate Programs under Appendix A “Prior Performance Tables” in this supplement.

Resource Real Estate Investors 6, L.P. and Resource Real Estate Investors 7, L.P. each have a planned liquidation date of eight years from the offering commencement date with the possibility of two one-year extensions. The respective prospectuses of Resource Opportunity REIT and Resource Opportunity REIT II both disclosed that the respective boards of directors of Resource Opportunity REIT and Resource Opportunity REIT II both anticipate evaluating a liquidity event within three to six years after the termination of each company’s primary offering, subject to then prevailing market conditions. The prospectus of Resource Innovation Office REIT disclosed that the board of directors of Resource Innovation Office REIT anticipates evaluating a liquidity event within three to seven years after the termination of its primary offering, subject to then prevailing market conditions. In making the decision to liquidate or apply for listing of its shares, the boards of directors of each company will try to determine whether liquidating the company’s assets or listing the company’s shares will result in greater value for stockholders.

Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with our sponsor’s public programs, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we will also furnish upon request copies of the exhibits to the Form 10-K. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that Resource Real Estate Investors 6, L.P., Resource Real Estate Investors 7, L.P., Resource Opportunity REIT, Resource Opportunity REIT II, and Resource Capital file electronically with the SEC.

Acquisition Summary

During the ten-year period ended December 31, 2015, Resource Real Estate and its affiliates sponsored or co-sponsored programs that acquired 91 properties, all of which were multifamily residential properties. Information regarding the location of each property is summarized below.

Public Programs

Ten Year Period Ended December 31, 2015

Location	No. of Properties
Alabama	3
Arizona	1
California	3
Colorado	3
Florida	2
Georgia	8
Illinois	1
Kansas	1
Kentucky	2
Louisiana	1
Maine	3
Michigan	1
Minnesota	2
Missouri	3
Nebraska	1
North Carolina	1
Ohio	3
Oklahoma	1
Oregon	1
Pennsylvania	1
South Carolina	2
Tennessee	1
Texas	22
Virginia	2

Total	69

Private Programs

Location	No. of Properties
Arkansas	2
Georgia	3
Idaho	1
Kansas	1
Missouri	1
Tennessee	3
Texas	11

Total	22

Adverse Business Developments or Conditions

The following lists adverse business developments for our sponsor and its affiliates, including investment programs sponsored by our sponsor and its affiliates. Certain programs sponsored by our sponsor or its affiliates have experienced lower than originally expected cash flows from operations. The recession that occurred during 2008 through 2011 made it significantly more difficult for multifamily property owners, including the multifamily real estate funds sponsored by our sponsor or its affiliates, to increase rental rates to planned levels and maintain occupancy rates during periods of unprecedented nationwide job losses. For 2004 and 2007, Resource Real Estate Investors, L.P. (“RRE I”) had negative cash flow from operations of $111,874 and $206,885, respectively. During 2005, 2007, and 2008, RRE I utilized $271,012, $541,776, and $148,246, respectively, from reserves to supplement cash flow from operations. During 2006, 2007 and 2008, RRE II utilized $916,459, $250,704 and $207,219, respectively, from reserves to supplement cash flow from operations. For Resource Real Estate Investors III, L.P. (“RRE III”), cash flow deficiencies occurred at one of the fund properties due to third-party property management issues and the delay in receiving tax refunds from tax appeals on two fund properties located in Texas during 2007 and 2008. During 2007 and 2008, RRE III utilized $723,343 and $157,192, respectively, from reserves to supplement cash flow from operations. For Resource Real Estate Investors IV, L.P. (“RRE IV”), cash flow deficiencies occurred at some of the fund properties during 2008 and 2009. During 2008, RRE IV utilized $11,370 from reserves to supplement cash flow from operations. For Resource Real Estate Investors V, L.P. (“RRE V”), cash flow deficiencies have occurred at some of the properties in the fund due to third party property management issues. For Resource Real Estate Investors 6, L.P. (“RRE VI”), cash flow deficiencies occurred during 2008 through 2011 due to a drop in occupancy at one of the fund properties due to sizable layoffs at a large employer located across the street from that property. During 2008 through 2011, RRE VI utilized $272,241, $1,996,456, $634,752 and $513,627, respectively, from reserves to supplement cash flow from operations. During 2009 through 2011, Resource Real Estate Investors 7, L.P. utilized $237,731, $545,099, and $257,892, respectively, from reserves to supplement cash flow from operations.

Excess operating cash flow after distributions may be retained by the program as reserves to fund anticipated and unanticipated future expenditures or to cover reductions in cash flow resulting from anticipated or unanticipated rent shortfalls. Subsequent to the quickening and deepening of the global and national economic contraction in late 2008, a more conservative distribution policy was enacted for many of our sponsor’s private and public programs. As a part of our sponsor’s more conservative distribution policies, monthly distributions were reduced to 3% for RRE IV (since increased to 3.25%), RRE V and RRE VI and to 1% for RRE I, RRE II and RRE III (since increased to 1.5%), effective as of April 2010. Excess cash flow after distributions each month is retained by each of those programs as reserves to cover anticipated and unanticipated property expenditures and reductions in cash flow. Where distributions are made that exceed the cash flow generated from operations of the programs, the distributions are made either from cash reserves held by the program to be used for distributions or loans from Resource Capital Partners, Inc. or its affiliates.

Additionally, our sponsor, its affiliates and investment programs sponsored by our sponsor and its affiliates, including Resource America, have sold properties at net losses due to adverse developments with respect to such specific properties and adverse events in the real estate market in general. For additional information regarding such property dispositions, please refer to the table included under “Experience Buying, Improving and Selling Real Estate and Real Estate-Related Debt” beginning on page 29 of this supplement.

Federal Income Tax Considerations

The following disclosure replaces the eleventh bullet point under “Taxation of Resource Apartment REIT III, Inc.—Taxation of REITs in General” on page 144 of the prospectus.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following the acquisition date for acquisitions occurring prior to August 8, 2016 and the ten-year period following the acquisition date for acquisitions occurring on or after August 8, 2016.

The following disclosure replaces the third paragraph under “Taxation of Foreign Stockholders—Dispositions of Our Stock” on page 162 of the prospectus.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Description of Shares

The following disclosure replaces the second paragraph under “Convertible Stock” on page 174 of the prospectus.

With certain limited exceptions, shares of convertible stock shall not be entitled to vote on any matter, or to receive notice of, or to participate in, any meeting of stockholders of the company at which they are not entitled to vote. However, the affirmative vote of the holders of more than two-thirds of the outstanding shares of convertible stock is required (A) for the adoption of any amendment, alteration or repeal of a provision of the charter or (B) to effect or validate a consolidation with or merger of our company into another entity, that in each case, adversely changes the preferences, limitations or relative rights of the shares of convertible stock.

Plan of Distribution

The following disclosure replaces the fourth paragraph under “General” on page 197 of the prospectus.

Our dealer manager, Resource Securities, registered as a broker-dealer with the SEC in April 2005, and this offering will be the eighth offering conducted by our dealer manager for Resource Real Estate-sponsored programs. Resource Securities is indirectly owned and controlled by Resource America and its principal business is to sell the securities of programs sponsored by affiliates of Resource America, including Resource Real Estate-sponsored programs. For additional information about our dealer manager, including information related to its affiliation with us and our advisor, see “Management—Other Affiliates—Dealer Manager,” and “Conflicts of Interest—Affiliated Dealer Manager” and “—Certain Conflict Resolution Measures.”

The following disclosure replaces the fifth paragraph under “Compensation of Dealer Manager and Participating Broker-Dealers” on page 198 of the prospectus.

The dealer manager will reallow to any participating broker-dealer 1.0% of the proceeds from shares sold by that participating broker-dealer (based on a $10.00 per Class A share purchase price and a $9.47 per Class T share purchase price) as a marketing fee, provided that the dealer manager may increase the amount of the reallowance, in its sole discretion, based upon a number of factors including one or more of the following: (i) the number of shares sold by a participating broker-dealer in this offering, (ii) the participating broker-dealer’s level of marketing support and (iii) bona fide conference fees incurred, each as compared to those of the other participating broker-dealers. The marketing fee paid to participating broker-dealers would be paid by the dealer manager out of its dealer manager fee. In addition to selling commissions and marketing fees, and subject to the limits described below, we will reimburse the dealer manager and broker-dealers for bona fide invoiced due diligence expenses. We estimate this reimbursement will be approximately $544,580.

The following disclosure replaces the third paragraph under “Compensation of Dealer Manager and Participating Broker-Dealers” beginning on page 198 of the prospectus.

We may sell Class A shares at a discount to the primary offering price of $10.00 per share through the following distribution channels in the event that the investor:

•	pays a broker a single fee, e.g., a percentage of assets under management, for investment advisory and brokerage services, which is frequently referred to as a “wrap fee”;

•	has engaged the services of a registered investment advisor with whom the investor has agreed to pay a fee for investment advisory services (except that for instances in which an investor has a contract for financial planning services with a registered investment advisor that is also a registered broker dealer, such contract absent any investment advisory services will not qualify the investor for the discount described above); or

•	is investing through a bank acting as trustee or fiduciary.

The following disclosure replaces the ninth paragraph under “Compensation of Dealer Manager and Participating Broker-Dealers” on page 199 of the prospectus.

Our dealer manager may reallow all or a portion of the ongoing distribution and shareholder servicing fee to the selected dealer who initially sold the Class T shares to a stockholder to the extent the selected dealer agreement with such selected dealer provides for such a reallowance, until such time as the selected dealer is no longer the broker-dealer of record or otherwise not in compliance with the applicable terms of such selected dealer agreement related to such payment, or, if there is a change in the broker-dealer of record, to a subsequent broker-dealer of record of the Class T shares so long as the subsequent broker-dealer is party to a selected dealer or other agreement with the dealer manager that provides for such reallowance and is in compliance with the applicable terms of such selected dealer agreement or other agreement related to such payment.

Our dealer manager may also reallow the ongoing distribution and shareholder servicing fee to a servicing broker-dealer of the Class T shares so long as the servicing broker-dealer is party to a servicing agreement with our dealer manager that provides for such reallowance and is in compliance with the applicable terms of such selected dealer agreement or other agreement related to such payment. In the event the subsequent broker-dealer of record is not party to a selected dealer or other agreement with the dealer manager, our dealer manager will retain the distribution and shareholder servicing fee. Eligibility to receive the annual distribution and shareholder servicing fee is conditioned on a broker-dealer providing on-going services with respect to the Class T shares. Such services may include ongoing or regular account or portfolio maintenance for the holder of such Class T Shares, assisting with recordkeeping, assisting and processing distribution payments or providing other similar services as may be reasonably required by the stockholder in connection with their investment in Class T shares. While we expect that the broker-dealer of record for a Class A stockholder may provide similar services to a Class A stockholder, they are under no contractual obligation to do so and we will not pay the annual distribution and shareholder servicing fee for such services.

The following disclosure replaces the fourth paragraph under “Compensation of Dealer Manager and Participating Broker-Dealers” on page 200 of the prospectus.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. See “Management—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.” The dealer manager agreement may be terminated by us or the dealer manager at any time upon 60 days’ written notice.

The following disclosure replaces the 21st paragraph under “Compensation of Dealer Manager and Participating Broker-Dealers” beginning on page 201 of the prospectus.

To the extent purchased through the same participating broker-dealer, subject to additional limitations imposed by certain broker-dealers, the following persons may combine their purchases of the same share class as a “single purchaser” for the purpose of qualifying for a volume discount:

•	an individual, his or her spouse, their children under the age of 21 and all pension or trust funds established by each such individual;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code; and

•	all commingled trust funds maintained by a given bank.

Purchasers should consult their broker-dealer for any limitation on combining purchases as a “single purchaser.”

APPENDIX A

PRIOR PERFORMANCE TABLES

The following disclosure replaces Appendix A of the prospectus.

As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc.

The following Prior Performance Tables (the “Tables”) provide information relating to real estate investment programs (the “Prior Real Estate Programs”) sponsored by Resource Real Estate, Inc. and its affiliates, who control our advisor. As of December 31, 2015, the offerings of all of the Prior Real Estate Programs (other than Resource Real Estate Opportunity REIT II, Inc., which is publicly offered) were closed or completed. Each of the Prior Real Estate Programs presented has investment objectives similar to Resource Apartment REIT III, Inc. and was formed for the purpose of investing in commercial real estate similar to at least one type in which Resource Apartment REIT III, Inc. intends to invest. Other than Resource Real Estate Opportunity REIT, Inc., Resource Real Estate Opportunity REIT II, Inc., and Resource Real Estate Opportunity Fund, L.P., all of the Prior Real Estate Programs invested in stabilized, income-producing multifamily rental properties and held the properties for a longer period than we intend to hold properties. Resource Real Estate Opportunity REIT, Inc. terminated its initial public primary offering in December 2013 and is continuing to offer shares pursuant to its distribution reinvestment plan. Resource Real Estate Opportunity REIT II, Inc. terminated its initial public primary offering in February 2016 and is continuing to offer shares pursuant to its distribution reinvestment plan. Resource Real Estate Opportunity REIT, Inc. and Resource Real Estate Opportunity REIT II, Inc. invest in the same assets in which we intend to make our investments. Resource Real Estate Opportunity Fund, L.P., which has liquidated, also invested in apartments and debt secured by apartments.

Investors in Resource Apartment REIT III, Inc. will not own any interest in any Prior Real Estate Program and should not assume that they will experience returns, if any, comparable to those experienced by investors in the Prior Real Estate Programs.

Our advisor is responsible for the acquisition, operation, maintenance and resale of the real estate properties and real estate-related debt investments. Resource Real Estate, Inc. controls our advisor and was a sponsor of the Prior Real Estate Programs. The financial results of the Prior Real Estate Programs thus provide an indication of Prior Real Estate Programs for which Resource Real Estate, Inc. was ultimately responsible and the performance of these programs during the periods covered. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

The tables presented in this prospectus provide summary unaudited information related to the Prior Real Estate Programs. By purchasing shares in our ongoing public offering, investors will not acquire any ownership interest in any funds to which the information in this prospectus relates and investors should not assume that they will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this prospectus were conducted through privately-held entities that may not have been subject to the up-front commissions, fees and expenses associated with our ongoing public offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

The information in these tables should be read together with the summary information under the “Prior Performance Summary” section of this prospectus. The following tables are included in this prospectus:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Annual Operating Results of Prior Real Estate Programs;

•	Table IV – Results of Completed Programs; and

•	Table V – Sale or Disposition of Assets.

TABLE I

(UNAUDITED)

EXPERIENCE IN RAISING AND INVESTING FUNDS

This Table provides a summary of the experience of Resource Real Estate, Inc. in raising and investing funds for the only public program that had its offering close since January 1, 2013. This program has investment objectives similar to ours.

	Resource Real Estate Opportunity REIT, Inc.
Dollar amount offered	$750,000,000
Dollar amount raised	$622,077,025
Length of offering (in months)	42	(1)
Months to invest 90% of amount available for investments	51

(1) Resource Real Estate Opportunity REIT, Inc. is a publicly registered, non-traded REIT. Resource Real Estate Opportunity REIT launched its initial public offering on June 16, 2010 and then commenced real estate operations. On September 7, 2010, Resource Real Estate Opportunity REIT broke escrow in its initial public offering. Resource Real Estate Opportunity REIT ceased offering shares in its initial public offering on December 13, 2013. Resource Real Estate Opportunity REIT continues to issue shares under its distribution reinvestment plan; dollar amount of shares offered under and proceeds from the distribution reinvestment plan are omitted from Table I. As of December 31, 2015, Resource Real Estate Opportunity REIT had sold an aggregate of 62,485,461 shares of common stock in its initial public offering for gross offering proceeds of $622.1 million, including an aggregate of 6,436,698 shares of common stock under the distribution reinvestment plan for gross offering proceeds of $62.9 million. As of December 31, 2015, Resource Real Estate Opportunity REIT owned interests in a total of 36 multifamily properties, as well as one performing mortgage loan and one preferred equity interest.

TABLE II

(UNAUDITED)

COMPENSATION TO SPONSOR

This Table sets forth the cumulative compensation received by affiliates of Resource Real Estate, Inc., including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations, for those Prior Real Estate Programs which paid compensation to our sponsor since January 1, 2013. The Prior Real Estate Programs have similar investment objectives to Resource Apartment REIT III, Inc.

As of December 31, 2015

	Resource Real Estate Investors, L.P.	Resource Real Estate Investors II, L.P.	Resource Real Estate Investors III, L.P.	Resource Real Estate Investors IV, L.P.	Resource Real Estate Investors V, L.P.
Date offering commenced	1/30/2004	2/15/2005	7/19/2005	7/17/2006	2/19/2007
Date offering closed	1/4/2005	7/15/2005	6/20/2006	12/31/2006	8/31/2007

Dollar amount raised	$8,100,000	$14,200,250	$25,000,000	$29,593,716	$35,000,000

Amount paid to sponsor from proceeds of offering:
Underwriting fees	133,776	257,428	469,387	555,449	666,414
Acquisition fees:
- Real estate commissions	—	—	—	—	—
- Advisory fees for property acquisition	361,832	669,104	1,135,313	1,038,426	1,349,293
- Debt placement fees	301,438	496,189	833,000	761,028	920,063
Other - organization and offering expenses	219,000	283,084	486,563	464,770	831,101

Dollar amount of cash generated from operations before deducting payments to sponsors	3,186,852	1,747,815	17,049,002	26,360,499	27,400,726

Amount paid to sponsor from operations:
Property management fees	636,008	379,304	1,738,731	4,426,564	4,493,844
Partnership management fees	302,230	1,406,539	2,417,726	2,667,420	2,724,511
Reimbursements	151,643	67,143	331,940	441,605	431,994
Leasing commissions	—	—	—	—	—
Other	27,060	4,099	37,609	174,396	208,066

Dollar amount of property sales and refinancing before deducting payments to sponsor
- Cash	35,629,078	6,425,000	—	—	—
- Notes	—	—	—	—	—

Amount paid to sponsor from property sales and refinancing
Real estate commissions	—	—	—	—	—
Incentive fees	—	—	—	—	—
Other	—	—	—	—	—

TABLE II

(UNAUDITED)

COMPENSATION TO SPONSOR (cont’d)

As of December 31, 2015

	Resource Real Estate Investors 6, L.P.	Resource Real Estate Investors 7, L.P.	Resource Real Estate Opportunity Fund, L.P.	Resource Real Estate Opportunity REIT, Inc.	Resource Real Estate Opportunity REIT II, Inc.
Date offering commenced	10/1/2007	6/16/2008	1/19/2009	6/16/2010	2/6/2014
Date offering closed	5/23/2008	8/31/2009	12/31/2009	12/13/2013	N/A

Dollar amount raised	$36,842,105	$32,538,309	$41,398,677	$622,077,025	$513,731,640

Amount paid to sponsor from proceeds of offering:
Underwriting fees	699,179	613,265	782,610	18,614,317	9,004,268
Acquisition fees:
- Real estate commissions	—	—	—	—	—
- Advisory fees for property acquisition	1,208,499	1,310,389	578,633	23,256,221	8,832,840
- Debt placement fees	792,295	889,408	721,753	3,135,008	774,223
Other - organization and offering expenses	888,522	813,458	1,034,967	10,871,866	6,334,087

Dollar amount of cash generated from (used in) operations before deducting payments to sponsor	18,425,845	16,507,359	8,989,198	22,789,475	(4,668,214)

Amount paid to sponsor from operations:
Property management fees	3,456,382	2,050,852	1,917,802	11,589,155	652,549
Partnership management fees	3,122,494	2,093,827	2,726,712	21,521,120	1,893,911
Reimbursements	406,786	447,022	209,152	10,569,200	2,099,554
Leasing commissions	—	—	—	—	—
Other	227,704	241,432	487,048	5,582,419	442,011

Dollar amount of property sales and refinancing before deducting payments to sponsor
- Cash	31,950,000	43,500,000	78,860,500	128,651,342	—
- Notes	—	—	—	346,337,590	142,162,000

Amount paid to sponsor from property sales and refinancing
Real estate commissions	—	—	—	—	—
Incentive fees	—	—	—	—	—
Other	—	—	—	1,676,990	—

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS

This Table sets forth the annual operating results of Prior Real Estate Programs that have closed offerings since January 1, 2011 and that have similar investment objectives to Resource Apartment REIT III, Inc.

Resource Real Estate presents the data in Prior Performance Table III for each program in conformity with accounting principles generally accepted in the United States of America, or GAAP, which incorporates accrual basis accounting. When a real estate program owns 100% of the property, 100% of the program’s operating results are presented for the relevant years. When a real estate program directly invests in and owns a partial tenant-in-common interest in the property (as an example, 25%) and the remaining interest of the property (75%) is owned by unaffiliated tenants-in-common, only the operating results relating to the program’s ownership in the property (25%) are presented for the relevant years. The allocation is based on the public or private program’s effective ownership in the property.

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

As of December 31, 2015

	Resource Real Estate Opportunity REIT, Inc.
	2015	2014	2013	2012	2011	2010

Selected Operating Results
Total revenues	$118,325,000	100,269,000	44,511,000	19,047,000	4,387,000	284,000
Rental operating and other expenses	$100,946,000	96,694,000	47,273,000	19,103,000	9,942,000	2,161,000

Net rental operating income (loss)	$17,379,000	3,575,000	(2,762,000)	(56,000)	(5,555,000)	(1,877,000)
Depreciation and amortization	$48,273,000	47,771,000	18,246,000	8,340,000	1,565,000	198,258
Interest expense	$(22,080,000)	(14,911,000)	(951,000)	(546,000)	(10,000)	—
Net loss-GAAP basis	$(16,933,000)	(48,198,000)	(19,486,000)	(8,632,000)	(7,129,000)	(2,075,000)

Summary Statements of Cash Flows
Net cash flows used in operating activities	$(1,269,000)	(986,000)	(7,467,000)	(4,541,000)	(5,499,000)	(1,406,000)
Net cash flows used in investing activities	$(78,726,000)	(301,296,000)	(265,007,000)	(101,815,000)	(33,301,000)	(14,913,000)
Net cash flows provided by financing activities	$18,308,000	172,000,000	513,931,000	120,059,000	48,436,000	21,135,000

Amount and Source of Distributions
Amount of Distributions paid to common stockholders	$13,257,000	9,958,000	4,757,000	841,000	—	—
Source of Distributions (per $1,000 invested):
From operations	$—	—	—	—	—	—
From sales of properties	$19.00	14.89	7.37	—	—	—

From financing proceeds	$—	—	—	3.97	—	—
From offering proceeds	$—	—	—	—	—	—

Summary Balance Sheet
Total assets (before depreciation)	$1,162,359,000	1,016,704,000	694,335,000	184,809,000	69,661,000	24,600,000
Total assets (after depreciation)	$1,091,208,000	978,409,000	678,559,000	180,537,000	68,706,000	24,402,000
Total liabilities	$658,109,000	510,055,000	161,512,000	17,219,000	5,789,000	5,179,000
Estimated Value Per Share (1)	$10.83	10.00	10.00	10.00	10.00	10.00

(1)	Prior to June 9, 2015, Resource Real Estate Opportunity REIT, Inc. valued its shares at $10.00 per share based solely on the offering price in the primary portion of its initial public offering. For a full description of the assumptions and methodologies used to value Resource Real Estate Opportunity REIT, Inc.’s assets and liabilities in connection with the calculation of the estimated value per share for the year ended December 31, 2015, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities – Estimated Value Per Share” in Resource Real Estate Opportunity REIT, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2015.

TABLE IV

(UNAUDITED)

RESULTS OF COMPLETED PROGRAMS

This Table presents summary information on the results of Prior Real Estate Programs with investment objectives similar to Resource Apartment REIT III, Inc. that have completed operations during the five years ended December 31, 2015.

	AR Real Estate Investors, L.P.		Resource Real Estate Investors, L.P.		Resource Real Estate Investors II, L.P.		Resource Real Estate Opportunity Fund, L.P.
Date of final sale of property	1/31/2013		7/31/2015		10/6/2015		6/11/2015

Duration of program (months)	125		137		130		78

Dollar amount raised	$25,697,612		$8,100,000		$14,200,250		$41,398,677

Annualized return on investment	(1.36%	)	(1.68%	)	(0.52%	)	3.92%

Median annual leverage	85.0%		85.0%		79.1%		71.0%

TABLE V

(UNAUDITED)

SALE OR DISPOSITION OF ASSETS

These Tables set forth summary information on the aggregate sales or disposals of real estate and real estate-related investments by Prior Real Estate Programs since January 1, 2013 that have similar investment objectives to Resource Apartment REIT III, Inc. All data is as of December 31, 2015.

				Selling Price, Net of Closing Costs, and GAAP Adjustments					Cost of Properties, Including Closing and Soft Costs
Property	Location	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale(1)	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing(1)	Total Acquisition Costs, Capital Improvement, Closing and Soft Costs(2)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures(3)
AR Real Estate Investors, LLC
Nittany Pointe	Altoona, PA	3/31/2003	1/31/2013	$2,526,716	—	523,022	—	$3,049,738	$—	$520,531	$520,531	$2,529,207
Resource Real Estate Investors, L.P.
Falls at Duraleigh	Raleigh, NC	12/21/2004	11/21/2014	7,577,537	13,902,956	2,423,854	—	23,904,347	15,500,000	5,014,770	20,514,770	3,389,577
Avalon	Los Angeles, CA	1/6/2005	2/3/2015	387,700	4,432,038	636,537	—	5,456,275	5,000,000	1,673,165	6,673,165	(1,216,890)
Sage Canyon	Albuquerque, NM	3/31/2005	7/31/2015	1,284,315	3,250,000	634,677	—	5,168,992	4,320,000	1,228,723	5,548,723	(379,731)
Resource Real Estate Opportunity REIT, Inc.
Town Park	Birmingham, AL	12/21/2010	4/30/2013	9,922,771	—	1,053,927	—	10,976,698	—	8,060,831	8,060,831	2,915,867
Campus Club	Tampa, FL	10/21/2011	6/16/2014	10,076,384	—	1,486,815	—	11,563,199	—	8,959,143	8,959,143	2,604,056
Arcadia	Houston, TX	9/03/2010	9/19/2014	17,357,444	—	189,091	—	17,546,535	—	11,853,668	11,853,668	5,692,867
Alcove/ Flagstone	Houston, TX	12/21/2012	1/26/2015	11,073,816	—	43,935	—	11,117,751	—	8,745,763	8,745,763	2,371,988
107th Avenue	Omaha, NE	8/18/2010	1/29/2015	247,953	—	37,042	—	284,995	—	233,872	233,872	51,123
Redford/ Bristol	Houston, TX	3/27/2012	2/27/2015	31,865,051	—	(46,888)	—	31,818,163	—	21,588,810	21,588,810	10,229,353
Cityside Crossing/ Skyview	Houston, TX	12/19/2012	3/2/2015	24,048,937	—	1,475,041	—	25,523,978	—	15,282,219	15,282,219	10,241,759
Kenwick at Canterbury/ 100 Chevy Chase	Lexington, KY	3/13/2013	6/30/2015	13,051,168	—	(1,567,718)	—	11,483,450	—	10,198,418	10,198,418	1,285,032
Reserves at Mt. Moriah/ Foxwood	Memphis, TN	12/7/2012	9/18/2015	5,268,261	—	(113,927)	—	5,154,334	—	4,258,725	4,258,725	895,609
Resource Real Estate Opportunity Fund, LP
Parkway & Parkgreen	Houston, TX	3/31/2010	9/18/2013	10,646,934	9,979,492	1,231,920	—	21,858,346	—	13,293,914	13,293,914	8,564,432
300 N. Vista	Houston, TX	01/27/2010	12/19/2013	7,380,048	—	196,766	—	7,576,814	—	6,758,202	6,758,202	818,612
Central Point/ Woodbridge	Boise, ID	11/19/2012	3/24/2015	11,845,602	—	428,893	—	12,274,495	—	7,613,229	7,613,229	4,661,266

Woods at Ridgeway/ Wyndridge	Memphis, TN	9/29/2009	3/26/2015	6,853,561	11,280,947	(2,891,297)	—	15,243,211	—	13,340,695	13,340,695	1,902,516
Lakes at Ridgeway/ Waterstone	Memphis, TN	3/16/2010	6/11/2015	1,828,242	5,462,806	(1,998,014)	—	5,293,034	3,784,723	3,914,444	7,699,167	(2,406,133)
Resource Real Estate Investors II, LP
Cuestas	Las Cruces, NM	3/31/2005	4/29/2015	3,385,833	2,500,000	1,177,781	—	7,063,614	5,680,000	2,155,708	7,835,708	(742,094)
Oak Park Village	Lenexa, KS	6/29/2005	7/2/2015	11,238,061	21,699,298	7,337,768	—	40,275,127	24,000,000	11,226,102	35,226,102	5,049,026
The Reserves	Little Rock, AR	9/22/2005	10/6/2015	12,503,836	32,746,967	9,422,179	—	54,672,982	36,000,000	19,363,324	55,363,324	(690,342)
Resource Real Estate Investors III, LP
Highland Ridge and Lodge at Overland Park	Kansas City, MO	11/30/2005	11/25/2015	33,723,475	44,164,579	1,201,220	—	79,089,275	46,480,000	12,115,902	58,595,902	20,493,373
Resource Real Estate Investors 6, LP
Coach Lantern	Scarborough, ME	1/29/2008	12/1/2015	8,365,707	7,884,000	3,445,219	—	19,694,926	7,884,000	5,143,502	13,027,502	6,667,424
Foxcroft	Scarborough, ME	1/29/2008	12/1/2015	5,984,372	8,760,000	3,114,986	—	17,859,358	8,760,000	5,382,074	14,142,074	3,717,284
Resource Real Estate Investors 7, LP
Woodland Hills	Decatur, GA	12/19/2008	3/19/2015	12,523,518	12,452,305	1,038,675	—	26,014,498	13,590,000	3,523,733	17,113,733	8,900,765
Tamarlane	Portland, ME	4/23/2008	12/1/2015	8,006,700	9,819,933	2,641,409	—	20,468,042	9,931,000	4,523,169	14,454,169	6,013,873

(1)	Includes financing secured through a first mortgage.
(2)	Includes all costs related to original purchase as well as any costs incurred to maintain investment, including capital improvements. Amounts shown do not include pro rata share of original offering costs.
(3)	Represents excess (deficiency) of property operating cash receipts, including sale proceeds, over operating cash expenditures, including acquisition costs.